Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL.

FIRST AMENDMENT TO REVENUE INTEREST FINANCING AGREEMENT

This FIRST AMENDMENT TO REVENUE INTEREST FINANCING AGREEMENT (this “Amendment”) is entered into as of June 24, 2026, by and between Nuvation Bio Inc., a Delaware corporation (the “Company”), and Sagard Healthcare Partners Funding Borrower SPE 2, LP, a Delaware limited partnership (the “Investor”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Existing RIFA (as defined below).

RECITALS

WHEREAS, reference is made to (a) that certain Revenue Interest Financing Agreement, dated as of March 3, 2025 (as supplemented by that certain Consent Agreement, dated as of January 10, 2026, by and among the Company, the Investor (as transferee of Sagard Healthcare Partners (Delaware) II LP), Sagard Holdings Manager LP, Sagard Healthcare Partners Funding Borrower SPE 1, LP, Nuvation Bio Operating Company LLC and Anheart Therapeutics LLC, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing RIFA”, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by this Amendment, the “Amended RIFA”), and (b) that certain Security Agreement, dated as of March 3, 2025, by and among the Grantors (as defined therein) and the Investor (as transferee of Sagard Healthcare Partners (Delaware) II LP);

WHEREAS, the Company has informed the Investor that it intends to issue up to $300 million aggregate principal amount of unsecured convertible senior notes (the “Notes”) in an underwritten offering (including any exercise of the underwriters’ overallotment option, the “Offering”) and, in connection with the Offering, enter into capped call transactions (collectively with the Notes and the Offering, and entry into the related documentation, the “Proposed Transactions”) with one or more of the underwriters or affiliates thereof and/or other financial institutions;

WHEREAS, the Company has requested that the Investor agree to amend the Existing RIFA to permit the Proposed Transactions;

WHEREAS, the Investor is willing to enter into this Amendment on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to and in accordance with Section 13.11 of the Existing RIFA and Section 20 of the Security Agreement, the Company and the Investor have agreed to enter into this Amendment to make certain amendments to the Existing RIFA and the Security Agreement, in each case on the terms and subject to the conditions set forth herein.

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NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments.

1.1. Effective on and as of the First Amendment Effective Date (as defined below), the Existing RIFA (subject to Section 1.2, excluding the schedules, exhibits and signature pages thereto) is hereby amended to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~), and to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) as set forth in the pages attached as Annex A hereto.

1.2. Effective on and as of the First Amendment Effective Date, the definition of “Intercreditor Agreement” set forth in Section 1 of the Security Agreement shall be amended and restated as set forth below:

“”Intercreditor Agreement” means any “Other Intercreditor Agreement” (as defined in the Revenue Interest Financing Agreement), as amended, amended and restated, supplemented and otherwise modified from to time in accordance with the terms thereof.”

2. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent before 5:00 PM ET on July 2, 2026 (the date of satisfaction of such conditions being referred to as the “First Amendment Effective Date”):

2.1. The Investor shall have received an executed counterpart (including by electronic means) of this Amendment duly executed by the Company.

2.2. [***].

2.3. The representations and warranties set forth in Section 3 hereof shall be true and correct in all respects as of the First Amendment Effective Date.

2.4. As of the First Amendment Effective Date, no Bankruptcy Event, Change of Control, Default, Event of Default, Material Default or Event of Material Default shall have occurred and be continuing or would immediately result from this Amendment or the Proposed Transactions.

2.5. The Company shall have reimbursed or paid all reasonable and documented out-of-pocket fees and expenses (including the reasonable legal fees and expenses of Sidley Austin LLP, counsel to the Investor) required to be reimbursed or paid by the Company under Section 5 of this Amendment on or prior to the First Amendment Effective Date.

2.6. All Commitments (as defined in the Credit Agreement) shall have been terminated, all Obligations under and as defined in the Credit Agreement shall have been paid in full in cash and the Intercreditor Agreement (for the avoidance of doubt, as defined in the Existing RIFA) shall have been terminated, in each case pursuant to documentation in form and substance reasonably satisfactory to the Investor and all Liens securing such Obligations shall have been released to the

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satisfaction of the Investor; provided that the Administrative Agent (as defined in the Credit Agreement) shall continue to hold a Lien on all deposit accounts and securities accounts securing such Obligations for the account of the Investor in a manner and to the satisfaction of the Investor, on behalf of the Investor, until the requirements of Section 6.24 of the Amended RIFA have been satisfied in a manner reasonably acceptable to the Investor. The Company hereby grants to the Investor a Lien on and security interest in all deposit accounts and securities accounts of the Company (other than Excluded Accounts as defined in the Credit Agreement), and all monies and securities entitlements therein, to secure the Secured Obligations (as defined in the Security Agreement). Upon satisfaction of the requirements of Section 6.24 of the Amended RIFA, the Investor shall instruct the Administrative Agent to release such Lien and security interest.

2.7. The Investor shall have received a certificate pursuant to the definition of “Permitted Convertible Notes” in the Existing RIFA, in form and substance reasonably satisfactory to the Investor, duly executed by a Responsible Officer of the Company.

3. Representations and Warranties. In order to induce the Investor to enter into this Amendment, the Company represents and warrants to the Investor, which representations and warranties shall survive the execution and delivery of this Amendment, that:

3.1. Notwithstanding the first sentence of Article IV of the Amended RIFA, each of the representations and warranties made by the Company in the Amended RIFA and in each other Transaction Document shall be true and correct in all material respects on and as of the First Amendment Effective Date (except to the extent that such representation and warranty is qualified by materiality or “Material Adverse Effect”, such representation and warranty shall be true and correct in all respects).

3.2. No Bankruptcy Event, Change of Control, Default, Event of Default, Material Default or Event of Material Default has occurred and is continuing.

3.3. The Company has all powers and authority to execute and deliver, and perform its obligations under, this Amendment and to consummate the transactions contemplated by this Amendment. The execution and delivery of this Amendment and the performance by the Company of its obligations hereunder have been duly authorized by the Company. This Amendment has been duly executed and delivered by the Company. This Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable Debtor Relief Laws.

3.4. None of the execution and delivery by the Company of this Amendment, the performance by the Company of the obligations contemplated hereby or the consummation of the transactions contemplated hereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Company or any of its assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to

3

which the Company is a party or by which the Company or any of its assets or properties is bound or committed (other than a Material Contract), (C) any Material Contract, or (D) any term or provision of any of the organizational documents of the Company or its Subsidiaries, except in the case of clause (A) or (B) where any such event could not reasonably be expected to result in a Material Adverse Effect; or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral.

3.5. Each Subsidiary that has acquired or owns any portion of the Collateral or the Product Assets is a Company Party and has entered into a Joinder Agreement, the Guaranty and the Security Agreement, in each case as required under the terms of the Existing RIFA.

4. Reference to and Effect Upon the Existing RIFA; Reaffirmation.

4.1. Except as amended by this Amendment, the Existing RIFA, the Security Agreement and the other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed.

4.2. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (a) be a consent to any other amendment, waiver or modification of any other term or condition of the Existing RIFA, the Amended RIFA, the Security Agreement or any other Transaction Document, (b) operate as a waiver or otherwise prejudice any right, power or remedy that the Investor may now have or may have in the future under or in connection with the Existing RIFA, the Amended RIFA, the Security Agreement or any other Transaction Document, (c) constitute a waiver of any provision of the Existing RIFA, the Amended RIFA, the Security Agreement or any Transaction Document or (d) create a course of dealing or otherwise obligate the Investor to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future. Upon the effectiveness of this Amendment, (i) each reference in the Amended RIFA to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Transaction Documents to the “Revenue Interest Financing Agreement” shall mean the Amended RIFA (unless the context otherwise requires) and (ii) each reference in the Security Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Transaction Documents to the “Security Agreement” shall mean the Security Agreement as amended hereby (unless the context otherwise requires). This Amendment shall be construed in connection with and as part of the Amended RIFA and the Security Agreement as amended hereby.

4.3. By its execution of this Amendment, each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation, but, rather, a supplement of the terms of a related agreement, as evidenced by the Amended RIFA and this Amendment.

4.4. The Company hereby reaffirms that the Obligations (including, as applicable, the Guaranty thereof) are and continue to be secured by the Liens and security interests granted by or purported to be granted under the Security Agreement, and that such Liens and security interests are and shall continue to be valid, binding and enforceable Liens and security interests in favor of the Investor, subject to the terms of the Security Agreement. All of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Company under the Transaction Documents entered into with respect to the Obligations

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under the Amended RIFA and the other Transaction Documents are hereby ratified and reaffirmed in all respects by the Company. The Company acknowledges that any reference to the “Revenue Interest Financing Agreement” or “the Security Agreement” in the Transaction Documents shall take into account the provisions of this Amendment and be a reference to the Amended RIFA or the Security Agreement as amended hereby, respectively, in each case unless the context otherwise requires.

5. Costs and Expenses. The Company agrees to reimburse the Investor for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel for advice, assistance or other representation in connection with this Amendment.

6. Transaction Document. This Amendment shall be deemed to be a Transaction Document.

7. Amended RIFA Provisions. The terms and provisions of Sections 13.7, 13.8, 13.9, 13.10 and 13.13 of the Amended RIFA are hereby incorporated by reference herein, mutatis mutandis, and shall apply to this Amendment with the same force and effect as if originally set forth herein.

[Remainder of page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

INVESTOR:

SAGARD HEALTHCARE PARTNERS FUNDING BORROWER SPE 2, LP

By:	Sagard Healthcare Partners Funding SPE 1, LLC, its general partner

By:	Sagard Healthcare Royalty Partners GP LLC, its managing member

By:	/s/ Adam Vigna
Name: Adam Vigna
Title: Chief Investment Officer

[Signature Page to First Amendment to Revenue Interest Financing Agreement]

COMPANY:

NUVATION BIO INC.

By:	/s/ Philippe Sauvage
Name: Philippe Sauvage
Title: Chief Financial Officer

[Signature Page to First Amendment to Revenue Interest Financing Agreement]

ANNEX A

Amended RIFA

[See attached]

~~Execution Version~~Annex I to First Amendment

REVENUE INTEREST FINANCING AGREEMENT

by and between

NUVATION BIO INC.,

as the Company,

and

SAGARD HEALTHCARE PARTNERS (DELAWARE) II LP,

as the Investor

Dated March 3, 2025

TABLE OF CONTENTS

Page

ARTICLE I DEFINED TERMS AND RULES OF CONSTRUCTION	1

Section 1.1. Defined Terms	1
Section 1.2. Rules of Construction	38
Section 1.3. Accounting Terms and Principles	38

ARTICLE II REVENUE INTEREST FINANCING	38

Section 2.1. Purchase, Sale and Assignment	38
Section 2.2. Investment Amount	39
Section 2.3. No Assumed Obligations	39
Section 2.4. Excluded Assets	39

ARTICLE III PAYMENTS ON ACCOUNT OF THE REVENUE INTEREST FINANCING	39

Section 3.1. Payments on Account of the Revenue Interest Financing	39
Section 3.2. Mode of Payment/Currency Exchange	42
Section 3.3. Included Product Payment Reports and Record Retention	42
Section 3.4. Audits	42
Section 3.5. No Financial Accommodation	43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	43

Section 4.1. Organization	43
Section 4.2. No Conflicts	44
Section 4.3. Authorization	44
Section 4.4. Ownership	44
Section 4.5. Governmental and Third Party Authorizations	45
Section 4.6. No Litigation	45
Section 4.7. Solvency	45
Section 4.8. No Brokers’ Fees	46
Section 4.9. Compliance with Laws	46
Section 4.10. Intellectual Property Matters	46
Section 4.11. License Agreements	50
Section 4.12. Margin Stock	50
Section 4.13. Material Contracts	51
Section 4.14. Bankruptcy	51
Section 4.15. Office Locations; Names	51
Section 4.16. Permitted Debt	52
Section 4.17. Financial Statements; No Material Adverse Effect	52
Section 4.18. No Default	22
Section 4.19. Insurance	52
Section 4.20. ERISA Compliance	53
Section 4.21. Subsidiaries	53
Section 4.22. Perfection of Security Interests in the Collateral	53
Section 4.23. Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	54
Section 4.24. Data Security; Data Privacy	54
Section 4.25. Compliance of Included Products	55
Section 4.26. Labor Matters	57
Section 4.27. Taxes	57
Section 4.28. Full Disclosure	58

Schedules

Schedule 1.1-1	Knowledge Persons
Schedule 1.1-2	Taletrectinib Structure
Schedule 1.1-3	License Agreements
Schedule 4.8	Broker’s Fees
Schedule 4.10(a)	Included Product Patent Rights
Schedule 4.10(h)	Included Product Patent Rights with Valid Claims for Initial Included Product
Schedule 4.10(q)	Copyrights, Trademarks and Domain Names
Schedule 4.13(a)	Material Contracts
Schedule 4.14	Bankruptcy
Schedule 4.16	Permitted Debt Facilities
Schedule 4.21	Subsidiaries
Schedule 4.25(b)	Included Products and Product Registrations
Schedule 6.1(c)	Assigned Patents
Schedule 7.1	Existing Liens
Schedule 7.2	Existing Indebtedness

Exhibits

Exhibit A	Form of Press Release
Exhibit B	~~Form of Intercreditor Agreement~~[Reserved]
Exhibit C	Form of Security Agreement
Exhibit D	Form of Guaranty

REVENUE INTEREST FINANCING AGREEMENT

This REVENUE INTEREST FINANCING AGREEMENT (this “Agreement”) dated as of March 3, 2025 is by and between Nuvation Bio Inc., a Delaware corporation (the “Company”), and Sagard Healthcare Partners (Delaware) II LP, a Delaware limited partnership (the “Investor”). Each of the Company and the Investor are referred to in this Agreement as a “Party” and collectively as the “Parties”.

W I T N E S E T H:

WHEREAS, the Company is developing Included Products for the purpose of commercializing such Included Products in the United States and wishes to obtain financing in respect thereof;

WHEREAS, to raise such financing, the Company desires to sell the Revenue Interest to the Investor in exchange for the Investor’s payment of the Investment Amount on the terms and conditions set forth in this Agreement; and

WHEREAS, the Investor desires to purchase the Revenue Interest from the Company in exchange for payment of the Investment Amount on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1. Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Abbreviated New Drug Application” means (a) an abbreviated new drug application (as set forth in the FDCA at 21 U.S.C. § 355(j) and its implementing regulations, as amended), and (b) all supplements and amendments that may be filed with respect to any of the foregoing.

“Acquisition” means any transaction, or any series of related transactions, by which any Person (for purposes of this definition, an “acquirer”) directly or indirectly, by means of amalgamation, merger, purchase of assets, purchase of Equity Interests, exclusive licensing or in-licensing of Intellectual Property or otherwise, (a) acquires all or substantially all of the assets of any other Person, (b) acquires an entire business line or unit or division of any other Person, (c) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully diluted basis) for the election of directors of such Person’s Board, or (d) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully diluted basis) that is not managed by a Board.

“Administrative Agent” has the meaning set forth in the definition of “Prior Credit Agreement”.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities entitled to elect the Board or management board, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Annual Net Revenues” means, with respect to any Calendar Year, the aggregate amount of Net Revenues in the United States for that Calendar Year.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

[***]

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Tiered Percentage” means for each Calendar Year, the percentage of Annual Net Revenues as set forth in the chart below:

Annual Net Revenues	Applicable Tiered Percentage
Annual Net Revenues during a Calendar Year up to and including $600 million	5.50%
Annual Net Revenues during a Calendar Year greater than $600 million but less than $1 billion	3.00%
Annual Net Revenues during a Calendar Year of $1 billion or more	0.00%

“Assigned Patents” has the meaning set forth in Section 6.1(c).

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries for the fiscal years ended [***], and the related consolidated statements of income or operations and comprehensive loss, stockholders’ equity and cash flows for such fiscal years of the Company and its Subsidiaries then ended, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or an admission in writing by such Person of its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) which is (currently or hereafter), or within the prior six (6) years was, maintained or contributed to by any Company Party or Subsidiary thereof or to which any Company Party or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Business” means, at any time, a collective reference to the businesses operated by the Company and its Subsidiaries at such time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Canada are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” means (a) for the first calendar year of the Payment Term, the period beginning on the Closing Date and ending on December 31 of such calendar year, (b) for each calendar year of the Payment Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last calendar year of the Payment Term, the period beginning on January 1 of the year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

“Call Closing Date” has the meaning set forth in Section 3.1(c).

“Call Option” has the meaning set forth in Section 3.1(c).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP, and for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“CDA” means the Confidentiality Agreement, dated as of [***], by and between Investor and the Company.

“Change of Control” means [***].

“Claims” means (and includes) any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Class A Common Stock” has the meaning set forth in the Company’s Amended and Restated Certificate of Incorporation, dated as of February 10, 2021.

“Class B Common Stock” has the meaning set forth in the Company’s Amended and Restated Certificate of Incorporation, dated as of February 10, 2021.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Collateral” has meaning set forth in the Security Agreement.

“Commercialization” means any and all activities with respect to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of Included Products in the United States after Marketing Authorization for an Included Product in the United States has been obtained, which shall include, as applicable, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Included Product, importing, exporting or transporting the Included Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” means, [***].

“Company” has the meaning set forth in the preamble.

“Company Competitor” means (a) any competitor of the Company or any of its Subsidiaries primarily operating in the same line of business as the Company or any of its Subsidiaries and (b) any of such competitor’s Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course) that are either clearly identifiable as an Affiliate of any such competitor on the basis of such Person’s name or identified by name in writing by the Company to the Investor from time to time.

“Company Indemnification Cap” has the meaning set forth in Section 10.6(b).

“Company Indemnification Obligations” has the meaning set forth in Section 10.1.

“Company Indemnified Party” has the meaning set forth in Section 10.2.

“Company Party” means any of the Company and the Guarantors.

“Comparable Yield” has the meaning set forth in Section 6.21(a).

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, the reports provided pursuant to Section 3.3 and any notices or other information provided pursuant to Section 6.3), either directly or indirectly, and including any materials prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s technology, products and services, and any business, financial or customer information relating to a Party. The existence and terms of this Agreement shall be deemed the Confidential Information of both Parties. For clarity, this Agreement shall supersede the CDA and the CDA shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the CDA shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of ARTICLE IX.

“Contract” means any contract, agreement, commitment, government bid, instrument, license, sublicense, subcontract, real or personal property lease or sublease, letters of intent, memorandum of understanding, offer letter, note, indenture, mortgage, bond, letter of credit, guarantee, purchase order, or other legally binding business arrangement, whether written or oral, together with any amendments, restatements, supplements, waivers or other modifications thereto.

“Contractual Obligation” means, as to any Person, any obligation arising under any Contract.

“Control” means, with respect to any Intellectual Property, that the applicable Person owns or has a license to such item or right and has the ability to grant to another party a license, sublicense, or rights of access and use under such item or right without violating the terms or conditions of any agreement or other arrangement between such Person and any Third Party in existence as of the time such party would be required to grant such license, sublicense, or rights of access and use. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License” means any agreement, whether written or oral, providing for the grant of any right to use any Work under any Copyright.

“Copyrights” means (a) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitation, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by Law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to; and (b) all copyright rights under the copyright Laws of the United States and all other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Cover” or “Covering” means, with reference to a Patent and a product, composition, article of manufacture, or method, that the manufacture, practice, use, offer for sale, sale or importation of the product, composition, article of manufacture or method, would infringe a Valid Claim of such Patent, and for purposes of determining such infringement, considering Valid Claims of pending patent applications as if they have already been issued, in the country in which such activity occurs without a license thereto (or ownership thereof).

~~“Credit Agreement” means that certain Credit Agreement and Guaranty by and among the Company, as the borrower, certain Subsidiaries of the Company that may be required to provide guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”), and Sagard Holdings Manager LP, as administrative agent for the Lenders (“Administrative Agent”), dated March 3, 2025, and as the same may be amended, restated, amended and restated, supplemented, increased or otherwise modified from time to time in accordance herewith.~~

~~“Credit Agreement Security Documents” means the “Security Documents” as defined in the Credit Agreement.~~

“CRL Event” means the Company has received from the FDA a complete response letter (as defined in 21 CFR 314.3) with respect to NDA 219713.

“Daiichi Sankyo License Agreement” means the License Agreement, dated as of December 7, 2018, between Daiichi Sankyo Company, Limited and AnHeart Therapeutics LLC (previously AnHeart Therapeutics Inc.), as amended by First Amendment to License Agreement, dated as of August 17, 2020, which agreement was assigned by AnHeart Therapeutics LLC to the Company.

“Daiichi Sankyo Licensed Included Product Patent Rights” means all Included Product Patent Rights licensed or sublicensed by Daiichi Sankyo Company, Limited to the Company or any Company Party under the Daiichi Sankyo License Agreement.

“DEA” means the U.S. Drug Enforcement Administration or any successor agency or authority thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general equitable principles and principles of public policy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Deferred Acquisition Consideration” means any purchase price adjustments, royalty, earn-out, milestone payments, contingent or other deferred payment or payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any acquisition or investment permitted under this Agreement.

“Designated Jurisdiction” means any country, territory or region which is the subject or target of sanctions which broadly prohibit dealings with that country or territory (currently includes Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Development” means all activities related to research, development, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Applications, regulatory affairs with respect to the foregoing and all other activities, in each case necessary or reasonably useful or otherwise requested or required by a Regulatory Agency as a condition or in support of obtaining or maintaining a Regulatory Approval in the United States. When used as a verb, “Develop” means to engage in Development.

“Disposition” or “Dispose” means the sale, transfer, assignment, conveyance, out-license or out-sublicense, covenant not to sue, lease, sublease (as lessor or sub-lessor) or other disposition (including any Sale and Leaseback Transaction) of any property included in the Collateral or the Product Assets, by any Company Party, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, or forgiveness, release or compromise of any amount owed to any Company Party, in each case, in one transaction or a series of transactions, but excluding the following (collectively, the “Permitted Transfers”): (a) the sale of inventory, including to end users (through wholesalers or other typical sales channels) or to distributors, in the ordinary course of business in an arm’s-length transaction, provided that any such sale of finished Included Products in the United States is included in the calculation of Net Sales to the extent provided in the definition of Net Sales, or the sale, transfer or other disposition of the inventory for patient assistance programs or compassionate use in the ordinary course of business; (b) dispositions (including by way of abandonment or cancellation) in the ordinary course of business in an arm’s-length transaction of any tangible property that is obsolete or worn out or no longer used or useful in the conduct of the Business of any Company Party; (c) any sale, lease, license, transfer or other disposition of property by one Company Party to another Company Party; (d) dispositions in the ordinary course of business consisting of the abandonment of IP Rights (other than any Orange Book Patent owned by any Company Party), including the abandonment of any Patent applications or specific claims thereunder that the Company reasonably and in good faith believes will not be allowed or granted, that (i) are not necessary or required for the conduct of the Business of any Company Party or the Development, Manufacture or Commercialization of the Included Products in the United States, and (ii) could not reasonably be expected to result in a Material Adverse Effect; (e) licenses, sublicenses, leases or subleases (other than relating to the IP Rights (except pursuant to Permitted Licenses)), in each case granted to Third Parties in the ordinary course of business and not interfering with the Business of any Company Party or the Development, Manufacture or Commercialization of the Included Products in the United States; (f) any Involuntary Disposition (other than, for the avoidance of doubt, of any IP Rights (except pursuant to Permitted Licenses)); (g) Permitted Licenses and the transfer of any non-U.S. Governmental Licenses, including non-U.S. Product Registrations and non-U.S. Marketing Authorizations in connection with a Permitted License under subpart (b) of the definition of “Permitted License” provided such Permitted License does not include a transfer of or license to or right to use any U.S. Governmental Licenses, including U.S. Product Registrations and U.S. Marketing Authorizations; (h) sales, transfers and other dispositions of unpaid and overdue accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and not as part of a financing transaction; (i) the forgiveness, release or compromise of any trade payables owed to any Company Party in the ordinary course of business; (j) the disposition of investment securities in the ordinary course and the disposition of cash and cash equivalents in the ordinary course for general corporate purposes, including Acquisitions and investments, or otherwise in transactions permitted hereunder; (k) to the extent constituting a Disposition, any Permitted Liens; and (l) waiver, amendment, cancellation or termination of any rights not prohibited pursuant to Section 7.3(a) and any amendment, modification, restatement, cancellation, supplement, termination or waiver of any provision of any Material Contract not prohibited pursuant to Section 7.3(b). It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted Transfer” include any license of any Included Product or the license, transfer or pledge of any IP Rights within the United States, in each case, other than Permitted Licenses and Permitted Liens. For the further avoidance of doubt, the inclusion of specific categories of Permitted Transfers shall not create any implication that the applicable sale, transfer, assignment, conveyance, out- license or out-sublicense, lease, sublease (as lessor or sub-lessor) or other disposition of property that does not constitute Collateral or Product Assets is a Disposition within the meaning of this definition.

“Disputes” has the meaning set forth in Section 4.10(j).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for (i) Qualified Equity Interests and (ii) cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for (i) Qualified Equity Interests and (ii) cash in lieu of fractional shares), in whole or in part, (c) requires scheduled payments of dividends or other distributions in cash (other than the payment of cash in lieu of redemption of fractional shares) or other securities that would constitute Disqualified Equity Interests, or (d) is or becomes convertible into or exchangeable for (unless at the sole option of the issuer thereof) Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is [***] days after the Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or fundamental change occurring prior to the [***] day after the Maturity Date shall not constitute Disqualified Equity Interests if such Equity Interests provide, to the satisfaction of the Investor in its reasonable discretion, that the issuer thereof will not be required to redeem or repurchase any such Equity Interests pursuant to such provisions prior to the payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the applicable Permitted Debt Facility Documents; provided, further, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Company or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such employee may deliver such Equity Interests to the Company and its Subsidiaries (or the Company or such Subsidiary withholds such Equity Interests) in satisfaction of any exercise price or tax withholding obligations with respect to such Equity Interests.

“Dollar” or the sign “$” means United States dollars.

“Domain Names” means all domain names and URLs that are registered and/or owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Drug Application” means a New Drug Application, a Supplemental Application, or an Abbreviated New Drug Application for any Included Product, as appropriate, in each case of the Company or any Subsidiary.

“EMA” means the European Medicines Agency or any successor agency or authority thereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Notwithstanding the foregoing, in no event shall any Indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Company or any ERISA Affiliate from a Multiemployer Plan, (d) the filing by the plan administrator of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 of ERISA, (e) the institution by the PBGC of proceedings under Section 4042 of ERISA to terminate a Pension Plan, (f) the determination that any Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or

Section 305 of ERISA or is insolvent, within the meaning of Section 4245 of ERISA, or has been terminated, within the meaning of Section 4041A of ERISA, (g) the determination that any Pension Plan is in at-risk status within the meaning of Section 303 of ERISA, or (h) the imposition of any liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events set forth in Section 11.1.

“Event of Material Default” means (a) the occurrence of any of the events set forth in clauses (a), (e), (h)(i), (h)(ii), (j), (k), (l) and (m) of Section 11.1, or (b) the Company fails to perform or observe any term, covenant or agreement contained in the following sections and such default, if susceptible to cure, is not cured within the cure period applicable to such section under Section 11.1(b) or Section 11.1(d): Section 6.6 (IP Rights), Section 6.7(a) or Section 6.7(b) (Existence), Section 6.8 (Commercialization of the Included Products), Section 7.1 (Liens), Section 7.2 (Indebtedness), and Section 7.3 (except for clause (f) thereof) (Additional Protective Covenants).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Bloomberg screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Bloomberg screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Investor.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“Excluded Payments” means the following payments by the Company or any Guarantor: (a) any interest pursuant to Section 3.1(f); (b) expense reimbursements pursuant to the Transaction Documents; (c) reimbursements pursuant to Section 6.21; (d) indemnification payments pursuant to Sections 10.1(c) and (d); (e) indemnification payments pursuant to Section 10.1 in respect of Third Party Claims; and (f) indemnification payments in respect of the reimbursement of expenses incurred by the Investor Indemnified Parties (including attorney’s fees) in enforcing their rights under the Transaction Documents and (g) [***].

“Excluded Subsidiary” means each of (a) AnBio Therapeutics (HK) Ltd., (b) AnHeart Therapeutics (Hangzhou) Co., Ltd. and (c) Baoquan Biomedical Technology (Shanghai) Co., Ltd.

“Excluded Taxes” means (a) Taxes imposed on or measured by the Investor’s net income, however denominated, franchise (and similar) Taxes imposed in lieu of net income Taxes, and branch profits taxes (or any similar taxes), in each case, imposed by any jurisdiction as a result of the Investor being organized in or having its principal office in such jurisdiction, or as a result of any other present or former connection between the Investor and such jurisdiction other than any connections solely arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing this Agreement or any other Transaction Document, (b) Taxes attributable to the failure of the Investor to comply with Section 6.21(b), (c) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Investor pursuant to a law in effect on the date on which the Investor acquires the Revenue Interest, and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and that implement such Sections of the Internal Revenue Code.

“FCPA” has the meaning set forth in Section 4.23(b).

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“FDA Approval” means the Company has received Marketing Authorization of the Initial Included Product from the FDA (a) indicated for the treatment of adult patients of ROS1—positive, (b) without a boxed warning in the labeling materials, (c) not subject to “Risk Evaluation and Mitigation Strategies” (REMS), and (d) not approved pursuant to FDA’s “Accelerated Approval Program” that requires confirmation of anticipated clinical benefit.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended.

“First Amendment” means that certain First Amendment to Revenue Interest Financing Agreement dated as of June 24, 2026 among the Company and the Investor.

[***]

“First Amendment Effective Date” has the meaning set forth in the First Amendment.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

[***] “Fundamental Representations” means those representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (No Conflicts), Section 4.3 (Authorization), Section 4.4 (Ownership), Section 4.10 (Intellectual Property Matters), Section 4.13 (Material Contracts), Section 4.14 (Bankruptcy), Section 4.18 (No Default), Section 4.22 (Perfection of Security Interests in the Collateral), Section 4.23 (Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act), Section 4.25 (Compliance of Included Products) and Section 4.27 (Taxes).

“Funding” has the meaning set forth in Section 8.3.

“Funding Date” has the meaning set forth in Section 8.3.

“GAAP” means generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States from time to time (consistently applied and on a basis consistent with the accounting policies, practices, procedures, valuation methods and principles used in preparing the Financial Statements), and any successor thereto; provided that if a transition in such generally accepted accounting principles would substantively change the recognition of revenue with respect to Net Revenues (defined as of the Closing Date) and its calculation as set forth in this Agreement, then the Parties shall mutually agree to amendments to this Agreement in order to cause the amount of Revenue Interest as determined after giving effect to such transition in generally accepted accounting principles to be substantially the same as the amount of Revenue Interest as determined under generally accepted accounting principles in effect as the standard financial accounting guidelines in the United States as of the Closing Date.

“Generic Product” means, with respect to an Included Product in the United States, any product (other than those owned by the Company or any of its Subsidiaries) sold in the United States that is approved through an Abbreviated New Drug Application, or an application submitted under Section 505(b)(2) of the FDCA (21 U.S.C. § 355(b)(2)), and (b) references any New Drug Application for such Included Product (or future functional equivalent owned or controlled by the Company or its Subsidiaries) and is listed in the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations” (known as the Orange Book).

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA, the DEA, the EMA, and any other government authority in any jurisdiction.

“Governmental Licenses” means all authorizations issuing from a Governmental Authority, including the FDA, DEA and EMA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute an Included Product, which are owned by or licensed to the Company or any Subsidiary, acquired by the Company or any Subsidiary via assignment, purchase or otherwise or that the Company or any Subsidiary is authorized or granted rights under or to.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposit and (ii) guarantees of operating leases, in each case, in the ordinary course of business.

“Guarantors” means (a) each Subsidiary that owns any portion of the Collateral or the Product Assets as of the Closing Date (other than AnHeart Therapeutics (Hangzhou) Co., Ltd.), and (b) any other Subsidiary of the Company that executes and delivers a Joinder Agreement pursuant to Section 6.1.

“Guaranty” means a customary guaranty, substantially in the form of Exhibit D attached hereto, to be executed in favor of the Investor by each of the Guarantors, as amended or modified from time to time in accordance with the terms hereof.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. Notwithstanding anything to the contrary in the foregoing, neither any Permitted Bond Hedge Transaction nor any Permitted Warrant Transaction shall be a Hedging Agreement.

“In-License Agreement” has the meaning set forth in Section 4.11.

“Included Product” means any pharmaceutical product Developed or Commercialized by the Company or its Subsidiaries (including any product in development or that may be developed) that contains taletrectinib, the structure of which is shown in Schedule 1.1-2, in each case in any dosage form, dosing regimen or strength, or any improvements or modifications thereto, and regardless of trade or brand name. For clarity, Included Products shall include the product that is the subject of NDA 219713 that was submitted by the Company to the FDA on October 23, 2024, regardless of the trade or brand name of such product (the “Initial Included Product”).

“Included Product Patent Rights” means any Patent Rights in each case which are owned or Controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company or its Affiliates, and in each such case, which are relating to the Development, Manufacture or Commercialization of any Included Products in the United States, including the Owned Included Product Patent Rights and the Licensed Included Product Patent Rights. For the avoidance of doubt, Included Product Patent Rights may include an international patent application filed under the Patent Cooperation Treaty (PCT). Included Product Patent Rights include, without limitation, the Patents listed on Schedule 4.10(a) and Orange Book Patents.

“Included Product Payment Amount” means, for each Calendar Quarter, an amount equal to the Applicable Tiered Percentage multiplied by the applicable portion of the Quarterly Net Revenues for such Calendar Quarter.

“IND” means (a) (i) an investigational new drug application (as defined and provided for in FDA’s implementing regulations, as amended) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure and (ii) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any non-U.S. Governmental Authority, and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding interest penalties for late payments under commercial contracts entered into in the ordinary course of business and, for the avoidance of doubt, which commercial contracts do not relate to obligations for borrowed money or purchase money indebtedness), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (it being agreed that seller notes or earn-out obligations are addressed in clause (l)), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions (other than Permitted Warrant Transactions), (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations under any earn-out and guaranteed minimum milestone and Deferred Acquisition Consideration appearing on such Person’s balance sheet in accordance with GAAP (but excluding any payments based on sales under any such license or other agreement), (m) any Disqualified Equity Interests of such Person, and (n) all other obligations required to be classified as indebtedness of such Person under GAAP; provided that, notwithstanding the foregoing, Indebtedness shall not include (i) accrued expenses, deferred rent, deferred Taxes, deferred compensation or customary obligations under employment agreements, or (ii) accounts payable incurred in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement, other than Excluded Taxes.

“Initial Included Product” has the meaning set forth in the definition of “Included Product.”

“Intellectual Property” means all intellectual property, including but not limited to all proprietary information, trade secrets, Know-How, utility models, confidential information, inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a Patent, including in pending patent applications) and improvements thereto, Patents, registered or unregistered Trademarks, trade names and service marks (including all goodwill associated therewith), registered and unregistered Copyrights and all applications thereof.

“Intercompany Patent Assignment” has the meaning set forth in Section 6.1(c).

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by each Company Party and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by a Company Party shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in form and substance reasonably satisfactory to the Investor (it being understood that a form not less favorable to the Investor than the intercompany subordination agreement delivered in connection with the Prior Credit Agreement is satisfactory).

~~“Intercreditor Agreement” means that certain Intercreditor Agreement by and between the Investor and the Administrative Agent, and any other Permitted Debt Creditors initially pursuant to the Credit Agreement and acknowledged and agreed to by each Company Party named therein, dated as of the Closing Date in substantially the form attached hereto as Exhibit B, as amended, amended and restated, supplement and otherwise modified from time to time in accordance with the terms thereof.~~

“Interim Financial Statements” means the unaudited consolidated balance sheets of the Company and its Subsidiaries for [***], and the related consolidated statements of income or operation, stockholders’ equity and cash flows for such period of the Company and its Subsidiaries, including the notes thereto.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Amount” has the meaning set forth in Section 2.2.

“Investor” has the meaning set forth in the preamble.

“Investor Account” means such account as designated by the Investor to the Company in writing from time to time.

“Investor Indemnification Cap” has the meaning set forth in Section 10.6(c).

“Investor Indemnification Obligations” has the meaning set forth in Section 10.2.

“Investor Indemnified Party” has the meaning set forth in Section 10.1.

“Involuntary Disposition” means any Disposition resulting from the damage to or destruction of, or any condemnation of, any property of any Company Party.

“IP Rights” means, collectively, all Intellectual Property, all Confidential Information, all Know-How, all Copyrights, all Domain Names, all Patent Rights (including, for the avoidance of doubt, the Included Product Patent Rights) and all Patent Term Extensions (and applications for Patent Term Extension) with respect thereto, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trademark Licenses, all Trade Secrets, all Websites and all Website Agreements, and all License Agreements, in each case, which are owned or Controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company or its Affiliates as of the date hereof or during the Term, and in each such case, which are relating to any Included Products in the United States, including the Development, Manufacture or Commercialization of any Included Product in the United States. The IP Rights include, but are not limited to, the items listed on Schedule 4.10(a) and Schedule 4.10(q).

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement, in form and substance satisfactory to the Investor, executed and delivered by each Subsidiary in accordance with the provisions of Section 6.1.

“Joint Venture” means a joint venture, partnership or other similar arrangement, in corporate, partnership or similar legal form with a Person other than Company or its Subsidiaries.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to the Company, (a) for purposes of Article IV, the actual knowledge, after due inquiry, as of the date of this Agreement and the Closing Date, of any of the officers of the Company identified on Schedule 1.1-1, and (b) for all other purposes of this Agreement, the actual knowledge, after due inquiry, as of a specified time, of any of the officers of the Company identified on Schedule 1.1-1 or any successor to any such officer holding the same or substantially similar officer position at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not, having the force of law.

“Legal Maturity Date” means December 31, 2042.

“Lenders” has the meaning set forth in the definition of “Prior Credit Agreement”.

“License Agreements” has the meaning set forth in Section 4.11.

“Licensed Included Product Patent Rights” means all Included Product Patent Rights licensed or sublicensed by a Third Party to the Company or any of its Subsidiaries.

“Licensee” means, with respect to any Included Product, any Third Party counterparty to a License Agreement.

“Lien” means (a) any mortgage, lien, license, pledge, hypothecation, charge, security interest, or other encumbrance of any kind or character whatsoever, whether or not filed, recorded or otherwise perfected under Applicable Law, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim of ownership or possession (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any other encumbrance on title to real property, any option or other agreement to sell, or give a security interest in, such asset and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes of any jurisdiction)) or any preferential arrangement that has the practical effect of creating a security interest and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Loss” means any loss, assessment, award, cause of action, claim, charge, tax, cost, expense, fine, judgment, liability, obligation or penalty, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of any Included Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

“Marketing Authorization” means, with respect to an Included Product, the Regulatory Approval required by Applicable Law to sell such Included Product in a country or region, including, to the extent required by Applicable Law for the sale of such Included Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means [***].

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Material Contracts” means [***].

“Material Default” means any event or condition that constitutes an Event of Material Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Material Default.

“Maturity Date”~~has the meaning ascribed to such term in the Credit Agreement~~means September 30, 2030.

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Revenues” means, without duplication, the Net Sales and Other Product Payments.

“Net Sales” means, [***]

“New Drug Application” has the meaning set forth in the FDCA at 21 U.S.C. § 355(b) and its implementing regulations, as amended.

“Obligations” means all amounts, liabilities, obligations, covenants and duties of every type and description owing by the Company Parties to Investor and any other indemnitee hereunder, arising out of, under, or in connection with this Agreement or any other Transaction Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication (a) the payment of the Revenue Interest up to the Threshold, (b) the payment of the Put/Call Payment, (c) the payment of the True Up Payment, (d) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post- filing or post-petition interest is allowed in any such proceeding, and (e) all other fees, charges and expenses (including fees, charges and disbursement of counsel), interest, costs, indemnities and reimbursement of amounts paid and other sums chargeable to such Company Party under any Transaction Document but excluding [***].

“ODD” means Orphan Drug Designation, as defined in 21 CFR 316.3(b)(11), as amended.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” which identifies drug products approved by the FDA under the FDCA as well as patent and exclusivity information related to approved drug products, as may be amended from time to time.

“Orange Book Patents” means (a) the following Patents licensed by the Company that the Company intends to list in the Orange Book for the Initial Included Product: [***], and (b) the Patents owned or Controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Company or its Subsidiaries listed in the Orange Book relating to any Included Product.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Orphan Drug Act” means the Orphan Drug Act amendments to the FDCA and all implementing regulations, as may be amended from time to time.

“Other Intercreditor Agreement” means an intercreditor agreement, among the Investor, the Company and the Permitted Debt Creditors (or the representatives thereof) under ~~clause (b) of~~ the definition of “Permitted Debt Facility”, in a form ~~substantially similar to the Intercreditor Agreement (and in any event~~ not less favorable to the Investor~~)~~ than the Prior Intercreditor Agreement or otherwise reasonably satisfactory to the Investor, as amended, amended and restated, supplemented and otherwise modified from time to time in accordance with the terms thereof.

“Other Product Payments” means, without duplication, (a) any partnership distributions, royalty payments, product supply payments (to the extent in excess of fully allocated costs of such supply of Included Product), upfront payments, earn-out payments, grant payments, milestone payments or any other payments or proceeds paid or payable to the Company or its Subsidiaries under or in respect of any License Agreement (other than: (i) payments for payment or reimbursement of expenses, including patent prosecution, defense, enforcement or maintenance expenses in respect of any intellectual property or IP Rights; (ii) up to the fair market value of payments received by Company for any debt and/or equity securities or instruments issued by Company; (iii) up to the fair market value of funds received as a reimbursement or prepayment of expenses for bona fide research and development activities of Included Products (including payments for FTEs, clinical development and manufacturing expenses); and (iv) currently unrecognized revenue from any cash payments received on or before the Closing Date under license agreements in effect as of the Closing Date); and (b) any damages awards, settlement amounts, product payments, ongoing royalties or other amounts paid or payable to the Company or its Subsidiaries relating to or resulting from the infringement, misappropriation or other violation by a Third Party of any IP Rights within the United States, net of any out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in enforcing such IP Rights, in each case (a) and (b) above, to the extent such payments relate to the Development (for purposes of obtaining or maintain Regulatory Approvals in the United States), Manufacture (for purposes of sales of Included Product for use in the United States), and/or Commercialization of Included Products in the United States.

“Out-License Agreement” has the meaning set forth in Section 4.11.

“Owned Included Product Patent Rights” means the Included Product Patent Rights which are owned by the Company or its Subsidiaries.

“Paragraph IV Certification” means any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv), 21 U.S.C. § 355(j)(2)(A)(vii)(IV), or any comparable Applicable Law (or any amendment or successor statute thereto) relating to any Included Product in any country or regulatory jurisdiction.

“Party(ies)” has the meaning set forth in the preamble.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents.

“Patent Rights” means, collectively, all Patents (whether established or registered or recorded in the United States or any other jurisdiction or international or multinational agency), together with any and all (a) rights and privileges arising under Applicable Law with respect to use of any Patents, (b) inventions and improvements described and claimed therein, (c) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, and (d) rights to sue for past, present or future infringements thereof.

“Patent Term Extension” means patent term extension applied for, or granted by the U.S. Patent and Trademark Office, pursuant to 35 U.S.C. § 156 or any similar Applicable Law in other jurisdictions.

“Patents” means all letters patent and patent applications (and all letters patent that issue therefrom or from an application claiming priority therefrom), and all patent term extensions, reissues, reexaminations, extensions, renewals, divisions, supplemental protection certificates, amendments, and continuations (including continuations-in-part and continuing prosecution applications) thereof, for the full term thereof, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing, in each case whether established or registered or recorded in the United States or any other jurisdiction or international or multinational agency.

“Payment Term” means the time period commencing on the Funding Date and expiring on the earlier of (a) the date upon which the Investor has received cash payments pursuant to the Transaction Documents (excluding Excluded Payments) totaling, in the aggregate, the Threshold, (b) the Quarterly Payment Date immediately following the Legal Maturity Date, and (c) the date when the Put/Call Payment is paid to the Investor.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means licenses, Governmental Licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Business or to comply with any Applicable Laws, and those issued by state governments for the conduct of the Business.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Company’s common stock (or other securities or property following a merger event, reclassification or other similar fundamental change of the Company, or adjustment with respect to the common stock of the Company) that is (a) purchased or otherwise entered into by the Company in connection with the issuance of any Permitted Convertible Notes, (b) settled in common stock of the Company (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Company’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Company and (c) on terms and conditions customary for bond hedge transactions in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as reasonably determined by the Company; provided, that, the purchase of such Permitted Bond Hedge Transaction does not result in the incurrence of additional liability on the consolidated balance sheet of the Company (other than Indebtedness from the issuance of Permitted Convertible Notes in connection with such Permitted Bond Hedge Transaction) and (ii) the purchase price of any such Permitted Bond Hedge Transaction shall not exceed, net of the proceeds of any Permitted Warrant Transaction entered into in connection therewith, [***]% of the proceeds obtained in the related Permitted Convertible Notes issuance.

“Permitted Convertible Notes” means Indebtedness of the Company having a feature which entitles the holder in accordance with the terms thereof to convert or exchange all or a portion of such Indebtedness into, at the option of the Company, Class A Common Stock of the Company (or other securities or property following a merger event or other change of the Class A Common Stock of the Company), cash or any combination of cash and such Class A Common Stock (or such other securities or property) based on the market price of such Class A Common Stock (or such other securities or property); provided that: (i) such Permitted Convertible Notes shall be unsecured, (ii) such Permitted Convertible Notes shall not be guaranteed by any Subsidiary of the Company, (iii) such Permitted Convertible Notes shall not include any financial maintenance covenants and shall only include covenants, defaults and conversion rights that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as of the date of issuance, as determined by the Company in its good faith judgment, (iv) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Permitted Convertible Notes or would result therefrom, (v) such Permitted Convertible Notes shall not require any scheduled amortization or have a scheduled maturity date, and shall not be subject to any mandatory repurchase or redemption (other than in connection with a customary change of control or “fundamental change” provision), in each case, earlier than [***] calendar days after the Maturity Date, (vi) such Permitted Convertible Notes shall not bear interest at a rate per annum not to exceed such rate as is customary in the market at such time, as determined in the reasonable commercial judgment of a Responsible Officer of the Company in good faith and (vii) the Company shall have delivered to the Investor a certificate of a Responsible Officer of the Company certifying as to the foregoing clauses (i) through (vi).

“Permitted Debt” means any of the following Indebtedness of the Company and its Subsidiaries (which, for purposes of determining whether such Indebtedness exceeds any maximum amount provided in the applicable clause below, shall be calculated on a consolidated basis with respect to the Company and its Subsidiaries):

(a) the Obligations;

(b) (i) Indebtedness existing on the date hereof and, to the extent in excess of [***], set forth on Schedule 7.2 and (ii) Permitted Refinancings thereof; provided that, if such Indebtedness is intercompany Indebtedness, such Indebtedness shall be subject to the Intercompany Subordination Agreement;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Company Party’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(e) Indebtedness of any Company Party owing to any other Company Party, subject to the Intercompany Subordination Agreement;

(f) Indebtedness of any Subsidiary that is not a Company Party owing to any Company Party (to the extent constituting a permitted investment under (x) ~~if the Credit Agreement is outstanding~~on or after the First Amendment Effective Date until the effective date of any Permitted Debt Facility, Section 9.05 of the Prior Credit Agreement and (y) ~~otherwise, any~~from and after the effective date of any Permitted Debt Facility, as permitted under such other Permitted Debt Facility ~~then outstanding~~), or any other Subsidiary that is not a Company Party;

(g) Indebtedness of any Company Party owing to any Subsidiary that is not a Company Party, subject to the Intercompany Subordination Agreement; provided any Indebtedness owing by any Company Party to any Subsidiary that is not a Company Party shall not exceed [***]in the aggregate outstanding at any one time;

(h) Guarantees by any Company Party of Permitted Debt of any other Company Party;

(i) Ordinary course of business equipment and software financing and leasing (including Capital Lease Obligations and purchase money Indebtedness); provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed [***] (or the Equivalent Amount in other currencies) at any time;

(j) Indebtedness under Permitted Hedging Agreements;

(k) Indebtedness assumed pursuant to any Acquisition; provided that (i) no such Indebtedness (individually) shall exceed [***]% of the total purchase price paid in connection with such Acquisition, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (k) shall not exceed [***] (or the Equivalent Amount in other currencies) at any time outstanding and (iii) no such Indebtedness was created or incurred in connection with, or in contemplation of, such Acquisition;

(l) Indebtedness pursuant to (i) any Permitted Debt Facility, and (ii) any Permitted Royalty Monetization;

(m) other Indebtedness in an aggregate outstanding principal amount not to exceed [***] (or the Equivalent Amount in other currencies);

(n) Permitted Convertible Notes in an aggregate principal amount at any time outstanding not to exceed [***]plus, and solely to the extent that, [***], unlimited;

(o) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, leases, commercial contracts, Indebtedness permitted pursuant to clause (i) of the clause (q) of this definition of “Permitted Debt”, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(p) Indebtedness arising in connection with the financing of insurance premiums in the ordinary course;

(q) Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations in each case arising in the ordinary course and (ii) customary indemnification obligations to purchasers in connection with Dispositions not prohibited hereunder;

(r) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services in each case in the ordinary course of business;

(s) purchase price adjustments, indemnity payments and other Deferred Acquisition Consideration in connection with any Acquisition; and

(t) Permitted Refinancings of any items of Permitted Debt under clauses (a), (b), (g) and (i) of this definition of “Permitted Debt”.

~~“Permitted Debt Cap” means,~~ [***]

~~(d)~~ “Permitted Debt Cap” means [***].

“Permitted Debt Creditors” means the lenders or noteholders, and any administrative agent, trustee, collateral agent, security agent, representative or similar agent under any Permitted Debt Facility.

“Permitted Debt Facility” means ~~(a) subject to entry into the Intercreditor Agreement, the secured credit facility provided under the Credit Agreement, including the funding of any commitments to extend credit thereunder after the Closing Date that are in existence on the Closing Date and (b)~~ subject to the applicable Permitted Debt Creditors (or representative of the Permitted Debt Creditors) ~~joining the Intercreditor Agreement or the~~ entry into an Other Intercreditor Agreement, ~~other~~ secured Indebtedness in an outstanding principal amount not to exceed the Permitted Debt Cap.

“Permitted Debt Facility Documents” means the documents relating to a Permitted Debt Facility.

“Permitted Hedging Agreement” means a Hedging Agreement entered into by any Company Party in the ordinary course of business for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and (x) with respect to hedging currency risks, in an aggregate amount for all such Hedging Agreements that is reasonably prudent given the Company’s current financial condition and (y) with respect to hedging interest rate risks, in an aggregate notional amount for all such Hedging Agreements not more than [***], of the aggregate principal amount of loans outstanding at such time under any Permitted Debt Facility.

“Permitted Licenses” means, collectively,

(a) each license agreement listed on Schedule 1.1-3;

(b) any license agreement or covenant not to sue with respect to any Product exclusively outside the United States;

(c) any license or grant of rights to any Third Party (x) vendor or service provider (including contract research organizations, contract manufacturing organizations, clinical trial sites, distribution and channel partners, commercial vendors and other contractors for the exploitation of any Product) in order to provide services for the benefit of the Company or its Affiliates with respect to any Product or (y) wholesaler or distributor for the benefit of the Company or its Affiliates with respect to any Product, in each case ((x) and (y)), but to the extent that such license or grant of rights relates to rights to the Included Products in the United States, then such license or grant of rights must meet all of the following requirements: (i) such license or grant of rights is non-exclusive and entered into in the ordinary course; (ii) such license or grant of rights grants no rights to sell, offer to sell, have sold, market, promote or otherwise Commercialize the Included Product in the United States, except for rights granted in the ordinary course, it being understood and agreed that notwithstanding any provision to the contrary, a license or grant of rights to a Third Party contract sales force or with respect to any type of promotion, co-promotion, marketing, co-marketing or similar arrangement with respect to the Commercialization of the Included Products in the United States is not ordinary course and is not a Permitted License (unless otherwise permitted under clause (h) below); (iii) the Company or another Company Party retains the right to, and does, book the full amount of Net Sales of the Included Products in the United States; and (iv) such license or grant of rights is part of an arm’s length transaction, the terms of which do not provide for a sale or assignment to such Third Party of IP Rights or Product Registrations relating to the Included Products in the United States;

(d) any in-license agreement with respect to a Product;

(e) any sponsored research or similar agreement providing for the Development of a Product that does not grant the counterparty any right to sell, offer to sell, have sold, market, promote or otherwise Commercialize any Included Product in the United States;

(f) any intercompany licenses or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution of Products among the Company Parties or granted by any Subsidiary that is not a Company Party to a Company Party;

(g) any license for the use of (or covenant not to sue with respect to) the Intellectual Property of the Company or any of its Subsidiaries or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, distribution or importation of (i) any Product that is not an Included Product, or (ii) an Included Product but solely with respect to Intellectual Property or rights exclusively outside the United States; and

(h) other licenses to which the Investor shall have consented to in writing.

“Permitted Liens” means:

(a) Liens (i) securing the Obligations, (ii) created in favor of the Investor, for the benefit of the Investor, pursuant to the Transaction Documents, (iii) ~~created in connection with the Credit Agreement and the Credit Agreement Security Agreement,~~[reserved] and (iv) incurred by the Investor;

(b) any Lien on any property or asset of the Company or any of its Subsidiaries existing on the date hereof and, to the extent any such Lien secures amounts or obligations in excess of [***], set forth on Schedule 7.1 and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien; provided that (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of the Company or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof (other than by an amount equal to unpaid interest and premiums thereon, including tender premium, and any customary underwriting discounts, fees, commissions and expenses associated with such extension, renewal or replacement);

(c) Liens securing Indebtedness permitted under clause (i) of the definition of “Permitted Debt”; provided that such Liens are restricted solely to the collateral described in clause (i) of the definition of “Permitted Debt”;

(d) Liens imposed by any Law arising in the ordinary course of business, related to carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person, (y) are not in respect of Indebtedness for borrowed money or (z) are being contested in good faith by appropriate proceedings, which proceedings, diligently conducted, have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens securing Taxes, assessments and other governmental charges, the payment of which is not past due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Company Parties or any of their Subsidiaries; and

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Company Parties or its Subsidiaries;

(i) Bankers’ liens, rights of setoff and similar Liens incurred on deposits or other assets credited to any deposit or securities account made in the ordinary course of business;

(j) Liens securing Indebtedness permitted under clause (k) of the definition of “Permitted Debt”; provided that (i) such Lien is not created in contemplation of or in connection with an acquisition permitted by any Permitted Debt Facility pursuant to which such Indebtedness was assumed, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(k) Liens securing Indebtedness permitted under clauses (o), (p), (q) and (r) of the definition of “Permitted Debt”.

(l) Any judgment Lien or Liens arising from decrees or attachments not constituting an Event of Default;

(m) Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the ordinary course in an arm’s length transaction;

(n) other Liens which secure obligations in an aggregate amount not to exceed [***] (or the Equivalent Amount in other currencies) at any time outstanding;

(o) Liens securing Indebtedness permitted under clause (l)(i) of the definition of “Permitted Debt” and which are subject to the Other Intercreditor Agreement;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course;

(q) To the extent constituting a Lien, Permitted Licenses;

(r) Liens on cash and cash equivalent securing obligations under Permitted Hedging Agreements;

(s) (i) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Company Party or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(t) to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with an acquisition or any other investment not expressly prohibited by any Permitted Debt Facility not to exceed [***] in the aggregate;

(u) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(v) Liens of sellers of goods to the Company and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(w) rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions) with respect to the Equity Interests of any Joint Venture or other Persons that are not Subsidiaries;

(x) any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement; and

(y) (i) leases or subleases of real property entered into in the Ordinary Course, (ii) licenses, sublicenses, leases or subleases of personal property (other than Intellectual Property) granted to third parties in the ordinary course of business, in each case which do not interfere in any material respect with the operations of the business of any Company Party or any of its Subsidiaries and do not prohibit granting the Investor a security interest in any Company Party’s personal property held at such location for the benefit of the Investor and (iii) retained interests of lessors or licensors or similar parties under any in-licenses;

provided that no Lien otherwise permitted under this definition of “Permitted Lien” shall apply to any IP Rights, other than clauses (a), (l), (o), (q) and (y)(iii) of this definition of “Permitted Liens”.

“Permitted Refinancing” means, with respect to any Permitted Debt that is permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that: (a) such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to accrued interest and a reasonable premium or other reasonable fee paid, and fees and expenses reasonably incurred in connection therewith, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the applicable Company Party and its respective Subsidiaries or the Investor than the terms of any agreement or instrument governing such Permitted Debt, (iii) have an applicable interest rate which does not exceed the greater of (A) the rate of interest of the Permitted Debt being replaced and (B) the then applicable market interest rate, (iv) have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being refinanced, extended, renewed or replaced, (v) be secured on terms less favorable, taken as a whole, to the Company than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being refinanced, extended, renewed or replaced (reasonably determined in good faith by the Company) and (vi) after giving effect to such refinancing, extension, renewal or replacement, no Default or Material Default shall have occurred or could reasonably be expected to occur as a result thereof; and (b) a joinder to ~~the Intercreditor Agreement or an~~any Other Intercreditor Agreement is executed in connection therewith.

“Permitted Royalty Monetization” means any monetization or financing transaction involving (a) the sale, transfer, option or collateralization of (i) any monetary payments (contingent or otherwise) payable to the Company or any Subsidiary by a counterparty under a license agreement (other than a License Agreement providing for the Commercialization of an Included Product), or (ii) any product revenues (other than Net Sales or other revenues derived from the sale of Included Products in the United States), or (b) the provision of financing for the development, manufacture and/or commercialization of any product or product candidate (other than Included Products) in exchange for the future payment of royalties, milestones and other amounts (whether or not contingent), including but not limited to sales of royalty streams, royalty bonds and other royalty financings, synthetic royalty, development financings and revenue interest transactions (including but not limited to clinical trial funding arrangements), and hybrid monetization transactions.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Company’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Company) sold by the Company and with recourse to the Company only, substantially concurrently with any purchase by the Company of a Permitted Bond Hedge Transaction and settled in common stock of the Company, cash or a combination thereof (such amount of cash determined by reference to the price of the Company’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Company, with a strike price higher than the strike price of the applicable Permitted Bond Hedge Transaction.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Personal Information” has the meaning set forth in Section 4.24(b).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Investor) or any similar release by the Federal Reserve Board (as determined by the Investor). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Prior Credit Agreement” means that certain Credit Agreement and Guaranty by and among the Company, as the borrower, certain Subsidiaries of the Company that may be required to provide guarantees from time to time thereunder, the lenders from time to time party thereto (the “Lenders”), and Sagard Holdings Manager LP, as administrative agent for the Lenders (“Administrative Agent”), dated March 3, 2025, in effect immediately prior to the First Amendment Effective Date.

“Prior Credit Agreement Security Documents” means the “Security Documents” as defined in the Prior Credit Agreement.

“Prior Intercreditor Agreement” means that certain Intercreditor Agreement by and between the Investor and the Administrative Agent, pursuant to the Prior Credit Agreement and acknowledged and agreed to by each Company Party named therein, dated as of the Closing Date.

“Product” means any product or service developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by the Company or any Subsidiary, including, without limitation, the Included Products.

“Product Assets” means, with respect to the Included Products in the United States, (a) all IP Rights, (b) each Material Contract related to any Included Product, (c) all Product Registrations, Regulatory Approvals, Marketing Authorizations, Regulatory Exclusivities and Regulatory Documentation related to any Included Product in the United States, (d) all inventory of Included Products and any raw materials and work-in-process relating thereto, whether within the United States or not, to the extent owned by the Company or its Subsidiaries and intended for sale in the United States, (e) all accounts receivables and payment intangibles arising out of sales of any Included Product in the United States or licenses of any IP Rights, (f) all other assets that are required or necessary for the Development, Manufacture or Commercialization of any Included Product in the United States and that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary, and (g) all proceeds of any of the foregoing.

“Product Registrations” means, with respect to Included Products in the United States, (a) any approvals, clearances, registrations, licenses, listings, permits, INDs, New Drug Applications, ODDs, breakthrough therapy designations, fast track designations, clinical trial authorizations or Marketing Authorizations, including FDA drug listings, Marketing Authorization approvals and other national or regional marketing authorizations or permits, together with any supplements or amendments thereto, whether pending or issued, to the Company or any of its Subsidiaries by the relevant Governmental Authority related to the Development, Manufacture, or Commercialization of such Included Products over which such Governmental Authority has authority, (b) any rights that the Company or an Affiliate of the Company has in any Regulatory Approval under any agreement pursuant to which any such Regulatory Approval is held in the name of a third party and (c) pricing and reimbursement approval (if applicable or available) and all national drug code numbers (if any) assigned to the Included Products.

“Proprietary Databases” means any material non-public proprietary database or information repository that is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Proprietary Software” means any proprietary software (other than any software that is generally commercially available, off-the-shelf and/or open source) including, without limitation, the object code and source code forms of such software and all associated documentation, which is owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Purpose” has the meaning set forth in Section 9.1.

“Put Option” has the meaning set forth in Section 3.1(b).

“Put Option Closing Date” has the meaning set forth in Section 3.1(b).

“Put Option Event” means the occurrence of any one of the following events:

(a) any Change of Control; or

(b) any Event of Material Default or any Material Default to the extent relating to any of the events set forth in clauses(j), (k) or (l) of Section 11.1; or

(c) the Disposition or other form of divestment of any IP Rights (excluding, for the avoidance of doubt, any Permitted License or any Permitted Transfer).

“Put/Call Payment” means an amount that equals:

(a) if the Put Option or Call Option is exercised on or before the second anniversary of the Closing Date, one hundred forty percent (140%) of the Investment Amount, less the aggregate of all of the payments received by the Investor pursuant to the Transaction Documents (excluding Excluded Payments) prior to such date;

(b) if the Put Option or Call Option is exercised after the second anniversary of the Closing Date and on or before August 1, 2031, one hundred sixty percent (160%) of the Investment Amount, less the aggregate of all of the payments received by the Investor pursuant to the Transaction Documents (excluding Excluded Payments) prior to such date;

(c) if the Put Option or Call Option is exercised after August 1, 2031 and on or before August 1, 2034, one hundred seventy-five percent (175%) of the Investment Amount, less the aggregate of all of the payments received by the Investor pursuant to the Transaction Documents (excluding Excluded Payments) prior to such date; and

(d) if, the Put Option or Call Option is exercised after August 1, 2034, two hundred percent (200%) of the Investment Amount, less the aggregate of all of the payments received by the Investor pursuant to the Transaction Documents (excluding Excluded Payments) prior to such date.

For the avoidance of doubt, the Put/Call Payment shall be calculated as of the date of the payment of the Put/Call Payment.

“Qualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Quarterly Net Revenues” means, with respect to any Calendar Quarter during the Payment Term, the aggregate amount of Net Revenues in the United States for that Calendar Quarter.

“Quarterly Payment Date” means each February 1, May 1, August 1 and November 1 following the end of the first Calendar Quarter after the Funding Date (provided if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day).

“Recipient” has the meaning set forth in Section 9.1.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, licenses, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Included Product may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency, including approved Drug Applications.

“Regulatory Documentation” means all (a) applications (including all INDs, Drug Applications and other major regulatory filings), registrations, licenses, authorizations, and approvals, (b) correspondence and reports submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and all supporting documents with respect thereto, including all advertising and promotion documents, adverse event files, and complaint files, and (c) clinical data and any other data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to an Included Product.

“Regulatory Exclusivity” means, with respect to an Included Product, any additional market protection, other than Patent protection or Patent-related exclusivity, granted by a Governmental Authority which confers an exclusive commercialization period either (a) during which the Company or any of its Subsidiaries, licensees or sublicensees has the exclusive right to Commercialize such Included Product (or products similar to such Included Product) in a given territory or for a given use, or (b) that prevents a third party from referencing the Regulatory Documentation for or relying on Regulatory Approval of such Included Product for the benefit of any Product Registration for a Generic Product without the prior written consent of the holder of the Product Registration for such Included Product, such that in each case ((a) and (b)), any unauthorized third party is prevented from marketing or selling a Generic Product of such Included Product during such period, including but not limited to new chemical entity exclusivity, orphan drug exclusivity, data exclusivity, pediatric exclusivity and the like.

“REMS” means a risk evaluation and mitigation strategy, to the extent required by the FDA pursuant to 21 U.S.C. § 355-1.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, general counsel, and solely for purposes of the delivery of certificates pursuant to this Agreement, the secretary or any assistant secretary of the Company. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Revenue Interest” means all of the Company’s rights, title and interest in and to, free and clear of any and all Liens (except for any Lien contemplated under clauses (a), (c), (f), (i) and (u) of the definition of “Permitted Lien”), that portion of the Annual Net Revenues of the Company in an amount equal to the Included Product Payment Amount for each Calendar Quarter during the Payment Term.

“RIFA Account” means any bank account into which payments made in respect of sales of the Included Products in the United States are remitted.

“RIFA Account Agreement” means, with respect to each RIFA Account, any agreement entered into by a RIFA Account Bank, the Investor and the Company pursuant to which, among other things, such RIFA Account shall be established and/or maintained, as applicable, and which agreement shall function as a control agreement in favor of the Investor with respect to such RIFA Account.

“RIFA Account Bank” means any bank or financial institution selected by the Company for purposes of establishing and/or maintaining a RIFA Account that is reasonably acceptable to the Investor.

~~“RIFA Account Trigger Date” has the meaning set forth in Section 6.24.~~

“Safety Notices” means any recalls, field notifications, field alert reports, market withdrawals, warnings, “dear health care provider” letters, investigator notices, safety alerts, or any other notices of action issued or instigated by the Company, any Subsidiary, manufacturer or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Included Products.

“Sale and Leaseback Transaction” means, with respect to any Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated persons maintained by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, HMT or other relevant sanctions authority, and (b) any Person fifty percent (50%) or greater owned or otherwise controlled by any such Person or Persons.

“SEC” means the Securities and Exchange Commission or any successor agency or authority thereto.

“Secured Parties” has the meaning set forth in the Prior Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the security agreement, dated as of the Closing Date, in the form of Exhibit C, executed in favor of the Investor by the Company and each of the Guarantors, as amended or modified from time to time in accordance with the terms hereof.

“Security Documents” means, collectively, the Security Agreement, each Short- Form IP Security Agreement, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Investor for purposes of securing the Obligations.

“Set-off” means any set-off, off-set, reduction or similar deduction.

“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, dated as of the Closing Date and substantially in the form of Exhibits B, C and D to the Security Agreement, entered into by one or more Company Parties in favor of the Investor, each in form and substance reasonably satisfactory to the Investor (and as amended, modified or replaced from time to time).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. As of the Closing Date, the Subsidiaries of the Company are set forth on Schedule 4.21.

“Supplemental Application” means an application submitted to an approved New Drug Application, or Abbreviated New Drug Application that proposes to make one or more changes to the authorized product.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, levy, impost, duty, assessment or withholding or other similar fee, deduction or charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Term” has the meaning set forth in Section 12.1.

“Third Party” means any Person other than (a) the Company, (b) the Investor or (c) an Affiliate of either the Company or the Investor (as applicable).

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, excluding any lender, officer, directors, employee or agent or other representative of a Party, including any investigation by any Governmental Authority.

“Threshold” means (a) one hundred sixty percent (160%) of the Investment Amount if the Investor has received payments pursuant to the Transaction Documents (excluding Excluded Payments) equal to such amount on or before August 1, 2031, (b) one hundred seventy-five percent (175%) of the Investment Amount if the Investor has received payments pursuant to the Transaction Documents (excluding Excluded Payments) equal to such amount on or before August 1, 2034, or (c) two hundred percent (200%) of the Investment Amount if the Investor has not received payments pursuant to the Transaction Documents (excluding Excluded Payments) equal to one hundred seventy-five percent (175%) of the Investment Amount on or before August 1, 2034.

“Trade Secrets” means any data or information that is not commonly known by or available to the public, and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use, (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and (c) which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Trademark License” means any agreement, written or oral, providing for the grant of any right to use any Trademark.

“Trademarks” means all statutory and common-law trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications to register in connection therewith, under the Laws of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, for the full term and all renewals thereof, which are owned by or licensed to the Company or any Subsidiary or with respect to which the Company or any Subsidiary is authorized or granted rights under or to.

“Transaction Documents” means this Agreement, the Other Intercreditor Agreement~~,~~ (if any), the Security Documents, any Intercompany Subordination Agreement and any Joinder Agreement.

“True Up Payment” means the amount equal to one hundred percent (100%) of the Investment Amount less the aggregate amount of the payments received by the Investor pursuant to the Transaction Documents (excluding Excluded Payments) on or before February 1, 2043.

“U.S.” or “United States” means the United States of America, its 50 states, each territory and possession thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of any security interest or any portion thereof granted hereunder or pursuant to the Security Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Valid Claim” means: (a) any claim of an issued and unexpired Patent, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Authority, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending Patent application that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than seven (7) years from its filing date.

“Website Agreements” means all agreements between the Company and/or any Subsidiary and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to the Company and/or any Subsidiary and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time.

“Websites” means all websites that the Company or any Subsidiary shall operate, manage or control through a Domain Name, whether on an exclusive basis or a nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website and all IP Rights in each of the foregoing.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

Section 1.2. Rules of Construction. Unless the context otherwise requires, in this Agreement:

(a) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(c) The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(d) The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

(f) References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(g) References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(h) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

(j) In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(l) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.

Section 1.3. Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Transaction Document shall be interpreted, and all accounting determinations and computations thereunder shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Company and its Subsidiaries, in each case without duplication. If Company requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then Investor and the Company agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Investor and the Company after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Company shall provide to the Investor a written reconciliation in form and substance reasonably satisfactory to the Investor, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

ARTICLE II

REVENUE INTEREST FINANCING

Section 2.1. Purchase, Sale and Assignment.

(a) At the Closing and upon the terms and subject to the conditions of this Agreement (including satisfaction of the conditions set forth in Section 8.2), the Company agrees to sell, transfer, assign and convey, and hereby sells, transfers, assigns and conveys, to the Investor, and the Investor shall purchase, acquire and accept, and hereby purchases, acquires and accepts, from the Company, free and clear of all Liens (except for any Lien contemplated under clauses (a), (c), (f), (i) and (u) of the definition of “Permitted Lien”), all of the Company’s right, title and interests in and to the Revenue Interest. Immediately upon the Closing pursuant to this Section 2.1 (including the satisfaction of the conditions set forth in Section 8.2), all of the Company’s right, title and interest in and to the Revenue Interest shall terminate, and all such right, title and interest shall vest in the Investor.

(b) The Company hereby authorizes and consents to the Investor recording and filing, at the Company’s sole cost and expense, one or more UCC financing statements (or equivalent instrument) and other financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) and any other notices of security or notices of charge meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to perfect the assignment to the Investors of the Revenue Interest and the Liens in the Collateral granted to the Investor under the Security Agreement.

Section 2.2. Investment Amount. Upon the terms and subject to the conditions of this Agreement, and subject to the satisfaction of the conditions set forth in Section 8.2, the purchase price to be paid as consideration to the Company for the sale, transfer, assignment and conveyance of the Revenue Interest to the Investor is $150,000,000 (the “Investment Amount”). The Investment Amount shall be non-creditable and non-refundable, and notwithstanding anything to the contrary herein, the Investment Amount shall not be subject to any withholding or offset or reduction for any Tax.

Section 2.3. No Assumed Obligations. Notwithstanding any provision in this Agreement or in any other writing to the contrary, the Investor is not assuming any liability or obligation of the Company or any of the Company’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Company or the Company’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4. Excluded Assets. The Investor does not, pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Company, or any other assets of the Company, other than its rights with respect to the Revenue Interest and, to the extent provided in the Transaction Documents, the Collateral. As between the Parties, the Company has sole authority and responsibility for the research, development and Commercialization of Included Products.

ARTICLE III

PAYMENTS ON ACCOUNT OF THE REVENUE INTEREST FINANCING

Section 3.1. Payments on Account of the Revenue Interest Financing.

(a) Quarterly Payments. In consideration of the Investor paying the Investment Amount hereunder, the Company shall pay the Revenue Interest to the Investor as follows: On each Quarterly Payment Date following the Funding Date, the Company shall pay the Included Product Payment Amount to the Investor for such Quarterly Payment Date until the earlier of (i) date on which the Investor has received payments (excluding Excluded Payments) under the Transaction Documents equal to the Threshold, and (ii) the Quarterly Payment Date immediately following the Legal Maturity Date.

(b) Put Option. Upon the occurrence and during the continuance of a Put Option Event following the Funding Date, the Investor shall have the right, but not the obligation (the “Put Option”), to require the Company to repurchase from the Investor all, but not less than all, of the Revenue Interest at a price equal to the Put/Call Payment. In the event that the Investor elects to exercise the Put Option, the Investor shall deliver written notice to the Company specifying the closing date for such repurchase (the “Put Option Closing Date”), which date shall [***] days from the date of such notice; provided, however, in the event Company enters into an agreement that would constitute a Change of Control upon the closing of the transactions contemplated by such agreement, or otherwise publicly announces a Change of Control, then Company shall send to the Investor written notice of such potential Change of Control transaction within [***] days of entering into or otherwise publicly announcing such transaction, and the Investor shall have the right, but not the obligation, to exercise the Put Option by providing written notice to the Company within [***] days after receipt of such written notice from the Company of such potential Change of Control transaction, to require the Company to repurchase from Investor all, but not less than all, of the Revenue Interest at a price equal to the Put/Call Payment, which Put Option shall be contingent upon, and the Put Option Closing Date shall occur on, the closing of the Change of Control. If the Investor fails to provide notice exercising the Put Option in connection with a Change of Control within the [***] day period set forth above, Investor shall be deemed to have waived its right to exercise the Put Option for such Put Option Event. On the Put Option Closing Date, the Company shall repurchase from the Investor the Revenue Interest by paying to the Investor the Put/Call Payment in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Investor. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, the Investor shall be deemed to have automatically and simultaneously elected to have the Company repurchase from the Investor the Revenue Interest for the Put/Call Payment in cash and the Put/Call Payment shall be immediately due and payable without any further action or notice by any party. For the avoidance of doubt, the Investor’s election not to exercise the Put Option with respect to a given Put Option Event will not preclude the Investor from exercising the Put Option with respect to a continuing or subsequent Put Option Event.

(c) Call Option. The Company shall have the right, but not the obligation, at any time following the Funding Date (the “Call Option”), exercisable upon [***] days’ prior written notice to Investor, to repurchase all, but not less than all, of the Revenue Interest from the Investor at a repurchase price equal to the Put/Call Payment. In order to exercise the Call Option, the Company shall deliver written notice to Investor of its election to so repurchase the Revenue Interest not less than [***] days prior to the proposed closing date (the “Call Closing Date”); provided, however, that such notice may state that it is conditioned upon the effectiveness of any financing transaction or one or more other events specified therein (including the occurrence of a Change of Control), in which case such notice may be revoked by the Company by written notice to the Investor if such condition is not satisfied. On the Call Closing Date, the Company shall repurchase from the Investor the Revenue Interest at a price equal to the Put/Call Payment, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Investor.

(d) Effect of Put Option and Call Option. Upon the exercise of the Put Option, unless payment of the Put/Call Payment has been made when due, the Investor may, subject ~~to the Intercreditor Agreement (or~~ any Other Intercreditor Agreement, (if any), exercise all rights and remedies available to the Investor as a creditor hereunder and under the other Transaction Documents and applicable law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the Liens created thereby. For the avoidance of doubt, the Put/Call Payment shall be due and payable (in the case of an exercise of the Put Option as set forth in Section 3.1(b) or Call Option as set forth in Section 3.1(c)) at any time the Put Option or the Call Option is exercised or the Obligations are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Revenue Interest that would otherwise evade, avoid, or otherwise disappoint the expectations of the Investor in receiving the full benefit of their bargained-for Put/Call Payment). The Company and the Investor acknowledge and agree that none of the Put/Call Payment shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Investor receives the benefit of its bargain under the terms of this Agreement. The Company acknowledges and agrees that the Investor shall be entitled to recover the full amount of the Put/Call Payment in each and every circumstance such amount is due pursuant to or in connection with this Agreement, including in the case of any Bankruptcy Event, so that the Investor shall receive the benefit of its bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and, to the fullest extent permitted by maximum law, the Company hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise, other than the defense of payment in full. The Company acknowledges and agrees, and, to the fullest extent permitted by maximum law, waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Investor may suffer or incur resulting from or arising in connection with any breach hereof or thereof by the Company shall constitute secured obligations owing to the Investors. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by applicable law.

(e) True Up Payment. If, following the Funding Date, the Investor has not received payments pursuant to the Transaction Documents (excluding Excluded Payments) equal to one hundred percent (100%) of the Investment Amount on or before February 1, 2043, the Company shall repurchase from the Investor the Revenue Interest at a price equal to the True Up Payment, the payment of which shall be made on February 1, 2043 by wire transfer of immediately available funds to the account designated by the Investor.

(f) Interest on Late Payments. All Revenue Interest, any Put/Call Payment, any True Up Payment and any other Obligations required to be paid but not timely paid to the Investor shall bear interest at a rate of [***] per annum, compounded monthly, from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law; provided, that such interest shall always accrue on any underpayments. In addition, in the event that an Event of Material Default has occurred, and for so long it is occurring, interest shall accrue on the amount of the Put/Call Payment, at a rate of [***] per annum, compounded monthly, from the date such Event of Material Default occurred until the Put/Call Payment, if such payment becomes payable with respect to such Event of Material Default, is paid in full or, if less, the maximum interest rate permitted by Applicable Law. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

(g) Investor Account. The Company shall deposit all amounts payable by the Company to the Investor under this Agreement into the Investor Account, unless otherwise instructed by the Investor.

Section 3.2. Mode of Payment/Currency Exchange. All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer or ACH transfer in immediately available funds into the applicable account.

Section 3.3. Included Product Payment Reports and Record Retention. During the Payment Term, the Company shall deliver to the Investor on or prior to each Quarterly Payment Date a written report of (a) the amount of gross sales and unit sales and the pricing of each Included Product sold in the United States during the applicable Calendar Quarter, (b) an itemized calculation of the Net Sales and Other Product Payments for such Calendar Quarter, and (c) a calculation of the amount of the Included Product Payment Amount due under Section 3.1(a) in respect of the applicable Calendar Quarter, showing the Applicable Tiered Percentage applied to the applicable Net Revenue, which report shall be certified as complete and accurate in all respects by a Responsible Officer. If information pertaining to the source of sales of any Included Product is not included in the quarterly reports delivered to the Investor under Section 3.4(a), the Company shall assist the Investor in obtaining such information. For three years after each sale of the Included Products made by the Company or any of its Subsidiaries, the Company shall keep (and shall ensure that its Affiliates shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the applicable Included Product Payment Amount paid pursuant to Section 3.1(a). The Investor shall treat all information that it receives under this Section 3.3 as Confidential Information of the Company in accordance with the provisions of ARTICLE IX.

Section 3.4. Audits.

(a) Upon the written request of the Investor, and not more than once in each Calendar Year (so long as no Default or Event of Default has occurred and is continuing), the Company shall permit an independent certified public accounting firm of national prominence selected and, subject to Section 3.4(b) below, paid for by the Investor, and reasonably acceptable to the Company, to have access to and to review, during normal business hours and upon not less than thirty (30) days’ prior written notice, the relevant documents and records of the Company and its Subsidiaries as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation and payment of any Included Product Payment Amount) made by the Company under this Agreement. Such review may cover the records for sales or other dispositions of the Included Products sold in the United States and Net Revenues in any Calendar Year ending no earlier than the first day of the previous Calendar Year. The accounting firm shall be permitted to prepare and disclose to the Investor a written report stating only whether the Included Product Payment Amounts paid to the Investor hereunder and the reports provided by the Company relating to the Included Product Payment Amounts required hereunder are correct or incorrect and the specific details concerning any discrepancies. Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or Event of Default, the Investor shall have the right, as often, at such times and with such prior notice, as the Investor shall determine, in its reasonable discretion, to have an independent certified public accounting firm of national prominence selected by the Investor review the relevant documents and records of the Company and its Subsidiaries.

(b) If such accounting firm reasonably concludes that any Included Product Payment Amount was owed and was not paid when due during such period pursuant to the provisions of this Agreement, the Company shall pay any undisputed late or unpaid Included Product Payment Amount within [***] days after the date the Investor delivers to the Company a notice including the accounting firm’s written report and requesting such payment. If the amount of the underpayment as finally determined (exclusive of interest accrued thereon pursuant to Section 3.1(f)) is [***] or more of the total amount actually owed for the period audited, then the Company shall in addition (A) reimburse the Investor for all reasonable costs and fees of the accounting firm related to such audit and (B) pay interest accrued on such amount of the underpayment at a rate of [***] per annum, compounded monthly, from the initial due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law. In the event of overpayment, any amount of such overpayment shall be fully creditable against the Included Product Payment Amount payable for the immediately succeeding Calendar Quarter(s). If the overpayment is not fully applied prior to the final quarterly Included Product Payment Amount due hereunder, the Investors shall promptly refund an amount equal to any such remaining overpayment. The Investor shall (x) treat all information that it receives under this Section 3.4 in accordance with the provisions of ARTICLE IX and (y) cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the Company obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for the Investor to enforce its rights under this Agreement.

Section 3.5. No Financial Accommodation. The Company hereby acknowledges, covenants and agrees that (a) this Agreement does not, and shall not, constitute a “financial accommodation agreement” pursuant to Section 365(c)(2) of the Bankruptcy Code, (b) it shall not take a position to the contrary in any court of competent jurisdiction including any bankruptcy court, and (c) it will not initiate, or assert in, any litigation or other legal proceeding that this Agreement does or may constitute a “financial accommodation agreement” under Section 365(c)(2) of the Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Company hereby represents and warrants to the Investor as of the Closing Date and the Funding Date as follows:

Section 4.1. Organization. Each Company Party and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. Each Company Party and its Subsidiaries is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect).

Section 4.2. No Conflicts.

(a) None of the execution and delivery by any Company Party of any of the Transaction Documents to which it is party, the performance by any Company Party of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which any Company Party or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which a Company Party is a party or by which a Company Party or any of their respective assets or properties is bound or committed (other than a Material Contract), (C) any Material Contract, or (D) any term or provision of any of the organizational documents of any Company Party or its Subsidiaries, except in the case of clause (A) or (B) where any such event could not reasonably be expected to result in a Material Adverse Effect; or (ii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Collateral.

(b) There does not exist any Lien on the Transaction Documents or the Revenue Interest (except for any Lien contemplated under clauses (a), (c), (f), (i) and (u) of the definition of “Permitted Lien”). There does not exist any Lien on any of the other Collateral (other than the Revenue Interest) or the Product Assets other than Permitted Liens.

Section 4.3. Authorization. Each Company Party has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which any Company Party is party and the performance by each Company Party of its obligations hereunder and thereunder have been duly authorized by each Company Party. Each of the Transaction Documents to which any Company Party is party has been duly executed and delivered by each such Company Party. Each of the Transaction Documents to which any Company Party is party constitutes the legal, valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its respective terms, subject to applicable Debtor Relief Laws.

Section 4.4. Ownership. The Company Parties are the exclusive owners of the entire right, title (legal and equitable) and interest in, to, and under the Revenue Interest free and clear of all Liens (except for any Lien contemplated under clauses (a), (c), (f), (i) and (u) of the definition of “Permitted Lien”). The Company Parties are the exclusive owners of the entire right, title (legal and equitable) and interest in, to and under the other Collateral and the Product Assets, free and clear of all Liens, other than Permitted Liens. The Revenue Interest sold, assigned, transferred, conveyed and granted to the Investor on the Closing Date has not been pledged, sold, assigned, transferred, conveyed or granted by any Company Party to any other Person (except for any Lien contemplated under clauses (a), (c), (f), (i) and (u) of the definition of “Permitted Lien”). The other Collateral (other than the Revenue Interest) and the Product Assets have not been pledged, sold, assigned, transferred, conveyed or granted by any Company Party to any other Person (except for Permitted Liens). The Company Parties have the full right to sell, assign, transfer, convey and grant the Revenue Interest to the Investor. Upon the sale, assignment, transfer, conveyance and granting by the Company Parties of the Revenue Interest to the Investor, the Investor shall acquire good and marketable title to the Revenue Interest free and clear of all Liens (except for any Lien contemplated under clauses (a), (c), (f), (i) and (u) of the definition of “Permitted Lien”), and shall be the exclusive owner of the Revenue Interest. The Company Parties have not caused, and to the Knowledge of the Company no other Person has caused, the claims and rights of Investor created by any Transaction Document in and to the Revenue Interest to be subordinated to any creditor or any other Person. The Company Parties have not caused, and to the Knowledge of the Company no other Person has caused, the claims and rights of Investor created by any Transaction Document in and to the Collateral to be subordinated to any creditor or any other Person (other than the Liens granted in favor of the Secured Parties under the Prior Credit Agreement Security Documents to the extent set forth in the Prior Intercreditor Agreement).

Section 4.5. Governmental and Third Party Authorizations. The execution and delivery by any Company Party of the Transaction Documents to which such Company Party is party, the performance by any Company Party of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, conveyance and granting of the Revenue Interest to the Investor) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for applicable filings under U.S. securities laws, the filing of UCC financing statements and those previously obtained or made or to be obtained or made on the Closing Date.

Section 4.6. No Litigation. There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, of which Company has received notice and including by or before a Governmental Authority) pending or, to the Knowledge of any Company Party, threatened by or against the Company or its Subsidiaries, at law or in equity, that (i) if adversely determined, could reasonably be expected to result in a in a Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which any Company Party is party.

Section 4.7. Solvency. The Company has determined that, and by virtue of each Company Party entering into the transactions contemplated by the Transaction Documents to which such Company Party is party and its authorization, execution and delivery of the Transaction Documents to which such Company Party is party, such Company Party’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the consolidated assets of the Company Parties will be greater than the sum of their debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the consolidated assets of the Company Parties will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) each Company Party will be able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) each Company Party will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Company Parties have not incurred, will not incur and do not have any present plans or intentions to incur debts or other obligations or liabilities beyond their ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) no Company Party will have become subject to any Bankruptcy Event and (g) no Company Party will have been rendered insolvent within the meaning of any Applicable Law. No step has been taken or is intended by any Company Party or, to its Knowledge, any other Person to make any Company Party subject to a Bankruptcy Event.

Section 4.8. No Brokers’ Fees. Except as set forth on Schedule 4.8, no Company Party has taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 4.9. Compliance with Laws. None of the Company or any of its Subsidiaries (a) has violated or is in violation of, or to the Knowledge of the Company, is under investigation by a Governmental Authority with respect to, or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Each of the Company and each Subsidiary of the Company is in compliance with the requirements of all Applicable Laws except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. Intellectual Property Matters.

(a) Schedule 4.10(a) sets forth an accurate and complete list of the Owned Included Product Patent Rights and the Licensed Included Product Patent Rights (other than any Licensed Included Product Patent Rights that (x) are non-exclusively licensed to any Company Party by a Third Party service provider in connection with services provided to the Company by such Third Party service provider, and (y) are not necessary to Commercialize the Included Products in the United States), in each case existing as of the Closing Date and the Funding Date (for the avoidance of doubt, the Company may update Schedule 4.10(a) on or prior to the Funding Date by providing an updated copy to the Investor in accordance with Section 8.3(c)). For each Patent set forth on Schedule 4.10(a) the Company has indicated: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Patent Right was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent Right, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; (v) the registered owner thereof; and (vi) for any Licensed Included Product Patent Right, the Company Party with rights thereto and the In-License Agreement pursuant to which such rights are granted. The only Licensed Included Product Patent Rights that are necessary to Commercialize the Included Products in the United States are the Daiichi Sankyo Licensed Included Product Patent Rights.

(b) The Company (or the Company Party indicated on Schedule 4.10(a)) is the sole and exclusive owner of the entire right, title and interest in each of the Owned Included Product Patent Rights. Other than Permitted Liens, the Owned Included Product Patent Rights are not subject to any encumbrance, Lien or claim of ownership by any Third Party, and to the Knowledge of the Company there are no facts that would preclude the Company from having unencumbered title to the Owned Included Product Patent Rights. No Company Party has received any written notice of any claim by any Third Party challenging the Company Parties’ ownership of the Owned Included Product Patent Rights.

(c) No issued Owned Included Product Patent Right or Daiichi Sankyo Licensed Included Product Patent Right has lapsed, expired or otherwise been terminated, and no patent application comprising an Owned Included Product Patent Right or a Daiichi Sankyo Licensed Included Product Patent Right has lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law or in the ordinary course of patent prosecution.

(d) There are no unpaid maintenance fees, annuities or other like payments that are overdue with respect to any of the Owned Included Product Patent Rights or Daiichi Sankyo Licensed Included Product Patent Rights.

(e) To the Knowledge of the Company, each of the Owned Included Product Patent Rights and Daiichi Sankyo Licensed Included Product Patent Rights correctly identifies each and every inventor of the claims thereof as determined in accordance with law of the United States. Each inventor of the Owned Included Product Patent Rights and the Daiichi Sankyo Licensed Included Product Patent Rights has executed an assignment assigning their entire right, title and interest in and to such Included Product Patent Rights and the inventions embodied, described and/or claimed therein, (i) with respect to Owned Included Product Patent Rights, to the Company or to an entity that has in turn executed an assignment assigning their entire right, title and interest in and to such Owned Included Product Patent Rights and the inventions embodied, described and/or claimed therein, to the Company, or (ii) with respect to the Daiichi Sankyo Licensed Included Product Patent Rights, to the licensor of such Daiichi Sankyo Licensed Included Product Patent Rights under the Daiichi Sankyo License Agreement or to an entity that has in turn executed an assignment assigning their entire right, title and interest in and to such Daiichi Sankyo Licensed Included Product Patent Rights and the inventions embodied, described and/or claimed therein, to such licensor, and in each case of (i) and (ii), each such assignment has been duly recorded at the United States Patent and Trademark Office. To the Knowledge of the Company, there is no Person who is or claims to be an inventor of any of the Included Product Patent Rights who is not a named inventor thereof. No Company Party has received from any Person who is not a named inventor of any of the Included Product Patent Rights written notice in which such Person claims to be an inventor of any of the Included Product Patent Rights.

(f) To the Knowledge of the Company, each of the issued Owned Included Product Patent Rights and issued Daiichi Sankyo Licensed Included Product Patent Rights and each of the claims thereof is valid, enforceable and subsisting, and each of the pending patent applications included in the Owned Included Product Patent Rights and the Daiichi Sankyo Licensed Included Product Patent Rights and each of the claims thereof will be valid, enforceable and subsisting upon issuance thereof. No Company Party has received any opinion of counsel that any of the Included Product Patent Rights or any claims thereof are invalid or unenforceable or, with respect to any pending patent applications, will be invalid or unenforceable upon issuance thereof. No Company Party has received notice of any claim by any Third Party challenging the validity or enforceability of any of the Included Product Patent Rights or any claims thereof.

(g) To the Knowledge of the Company, each individual associated with the filing and prosecution of the Owned Included Product Patent Rights and Daiichi Sankyo Licensed Included Product Patent Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent Right, in those jurisdictions where such duties exist.

(h) [***]

(i) The Company has disclosed to the U.S. Patent and Trademark Office all patents, published patent applications, articles, abstracts, disclosures, sales, offers for sale or other prior art deemed material to patentability of any of the inventions claimed in the issued Owned Included Product Patent Rights, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Owned Included Product Patent Rights. All patents, published patent applications, articles, abstracts, disclosures, sales, offers for sale or other prior art deemed material to patentability of any of the inventions claimed in the Daiichi Sankyo Licensed Included Product Patent Rights or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Daiichi Sankyo Licensed Included Product Patent Rights were disclosed to the U.S. Patent and Trademark Office.

(j) There is no pending or, to the Knowledge of the Company, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim, inter-partes review, post-grant review, or Paragraph IV Certification (collectively, “Disputes”) challenging the legality, validity, enforceability, ownership or infringement of any of the Owned Included Product Patent Rights or Daiichi Sankyo Licensed Included Product Patent Rights or that could reasonably be expected to result in any Set-off against the payments due to the Investor under this Agreement. There are no Disputes by or with any Third Party against the Company or any of its Subsidiaries involving the Included Product Patent Rights, the Initial Included Product or any other Included Product currently being Developed by or on behalf of any Company Party. None of the Owned Included Product Patent Rights or to the Knowledge of the Company, the Daiichi Sankyo Licensed Included Product Patent Rights are subject to any outstanding injunction, judgment, order, decree, ruling, challenge, settlement or other disposition of a Dispute.

(k) There is no pending or, to the Knowledge of the Company, threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, and no Company Party has received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution in the United States of the Initial Included Product or any other Included Product currently being Developed by or on behalf of any Company Party infringes any Patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights.

(l) To the Knowledge of the Company, none of the conception, development and reduction to practice of the inventions claimed in the Owned Included Product Patent Rights or the Daiichi Sankyo Licensed Included Product Patent Rights has constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(m) No Company Party has filed any disclaimer, other than a terminal disclaimer or in the ordinary course of patent prosecution, or made or permitted any other voluntary reduction in the scope of any Owned Included Product Patent Rights. No Company Party nor any Third Party owner of the Daiichi Sankyo Licensed Included Product Patent Rights has filed any disclaimer, other than a terminal disclaimer or in the ordinary course of patent prosecution, or made or permitted any other voluntary reduction in the scope of any Daiichi Sankyo Licensed Included Product Patent Rights.

(n) To the Knowledge of the Company, no issued Third Party Patent has been, or is, or will be, infringed by any Company Party’s proposed Commercialization in the United States of the Initial Included Product or any other Included Product currently being clinically Developed by or on behalf of any Company Party. To the Knowledge of the Company, no issued Third Party Patent would limit or prohibit in any material respect any Company Party’s proposed Commercialization in the United States of the Initial Included Product or any other Included Product currently being clinically Developed by or on behalf of the Company as currently proposed. No Company Party has received any notice of any claim by any Third Party asserting that such Company Party’s proposed Commercialization in the United States of the Initial Included Product or any other Included Product currently being Developed by or on behalf of such Company Party infringes or, upon Commercialization in the United States, could infringe such Third Party’s Patents. No Company Party has received any opinion of counsel regarding infringement or non-infringement of any Third Party Patent by such Company Party’s proposed Commercialization in the United States of the Initial Included Product or any other Included Product currently being Developed by or on behalf of such Company Party.

(o) To the Knowledge of the Company, there are no pending published patent applications owned by any Third Party, which the Company Parties do not have the right to use, which if issued, would limit or prohibit in any material respect the Company Parties’ Commercialization in the United States of the Initial Included Product or any other Included Product currently being Developed by or on behalf of the Company Parties.

(p) To the Knowledge of the Company, no Third Party is infringing any of the issued Owned Included Product Patent Rights or Daiichi Sankyo Licensed Included Product Patent Rights. No Company Party has provided written notice to any Third Party claiming that the Third Party is infringing any of the issued Owned Included Product Patent Rights or Daiichi Sankyo Licensed Included Product Patent Rights.

(q) Schedule 4.10(q) sets forth all Copyrights, Trademarks and Domain Names material to the Company Parties’ proposed Commercialization in the United States of the Initial Included Product (for the avoidance of doubt, the Company may update Schedule 4.10(q) on or prior to the Funding Date by providing an updated copy to the Investor in accordance with Section 8.3(c)), including the name of the Company Party that owns each such Copyright, Trademark and Domain Name.

(r) The Owned Included Product Patent Rights and the Daiichi Sankyo Licensed Included Product Patent Rights constitute all of the Patent Rights necessary to Commercialize the Included Products in the United States following the Closing Date in accordance with the Company’s plans.

Section 4.11. License Agreements. Schedule 1.1-3 sets forth an accurate and complete list of each partnership agreement, license agreement or similar agreement entered into by the Company or any of its Affiliates, pursuant to which (a) the Company or any Affiliate of the Company has granted a license or sublicense to any Third Party under any IP Rights to Develop, have Developed, Manufacture, have Manufactured, seek Regulatory Approval for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize an Included Product in the United States, other than agreements granting non-exclusive rights to Develop or Manufacture Included Products entered into in the ordinary course of business with vendors (each, an “Out-License Agreement”), or (b) a Third Party has granted a license or sublicense to the Company or any Affiliate of the Company under any IP Rights to Develop, have Developed, Manufacture, have Manufactured, seek Regulatory Approval for, distribute, use, have used, import, sell, offer to sell, have sold or otherwise Commercialize an Included Product in the United States (each, an “In-License Agreement”, and all Out-License Agreements and In-License Agreements, together the “License Agreements”), other than In-License Agreements with any Third Party service provider or vendor (x) granting non-exclusive rights in connection with services provided to the Company by such Third Party service provider, and (y) granting rights with respect to IP Rights that are not necessary to Commercialize the Included Products in the United States. A true, correct and complete copy of each License Agreement, together with any amendment, supplement or modification, in each case existing as of the Closing Date, has been provided to the Investor. Each License Agreement is a valid and binding obligation of the Company and each counterparty thereto, and is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Debtor Relief Laws. Neither the Company nor the respective counterparty thereto has granted any written waiver under any provision of any License Agreement.

Section 4.12. Margin Stock. No Company Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Investment Amount will be used, whether immediately, incidentally or ultimately, to buy or carry any margin stock, to extend credit to others for the purpose of buying or carrying any margin stock, or in any way that is in violation of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 4.13. Material Contracts.

(a) Schedule 4.13(a) hereto contains a list of the Material Contracts (for the avoidance of doubt, the Company may update Schedule 4.13(a) on or prior to the Funding Date by providing an updated copy to the Investor in accordance with Section 8.3(c)). A true and complete copy of each Material Contract has been provided by the Company to the Investor.

(b) Neither any Company Party nor, to the Knowledge of the Company, any Material Contract Counterparty is in breach or default of any Material Contract and to the Knowledge of the Company, no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by any Company Party or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, early termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract. No Company Party has received from, or delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract, which breach or default has not been cured.

(c) Each Material Contract is a valid and binding obligation of the applicable Company Party and, to the Knowledge of the Company, of the applicable Material Contract Counterparty, enforceable against each of such Company Party and, to the Knowledge of the Company, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by applicable Debtor Relief Laws. No Company Party has received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract. Neither any Company Party, nor to the Knowledge of the Company, any other Person, has delivered or intends to deliver any notice to such Company Party or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.

(d) There are no settlements, covenants not to sue, consents, judgements, orders or similar obligations which: (i) restrict the rights of the Company or any of its Subsidiaries from the Development, Manufacture, or Commercialization of the Included Products in the United States, or (ii) permit any Third Parties to Develop, Manufacture or Commercialize the Included Products in the United States in any manner that would give rise to a Material Adverse Effect.

Section 4.14. Bankruptcy. Except as set forth on Schedule 4.14, neither any Company Party nor, to the Knowledge of the Company, any Material Contract Counterparty is contemplating or planning to commence any case, proceeding or other action relating to such Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization.

Section 4.15. Office Locations; Names.

(a) The chief place of business, the chief executive office and each office where each Company Party keeps its records regarding the Collateral are, as of the date hereof, each located at [***].

(b) No Company Party (or any predecessor by merger or otherwise) has, within the [***] period preceding the date hereof, had a name that differs from its name as of the date hereof.

Section 4.16. Permitted Debt. There is no Indebtedness incurred by the Company or any of its Subsidiaries other than the Permitted Debt. Except as set forth in Schedule 4.16, there is no default or event of default (in each case, with or without notice or lapse of time, or both) under the Permitted Debt Facility Documents.

Section 4.17. Financial Statements; No Material Adverse Effect. The Audited Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (b) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (c) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness to the extent required by GAAP. The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness to the extent required by GAAP, subject, in the case of clauses (i), (ii) and (iii) of this sentence, to the absence of footnotes and to normal year-end audit adjustments.

(b) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Company Party, or any Involuntary Disposition, of any Collateral or Product Assets which is not reflected in the Financial Statements or in the notes thereto and has not otherwise been disclosed in writing to the Investor on or prior to the Closing Date.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 4.18. No Default.

(a) Neither the Company nor any Subsidiary is in default (with or without notice or lapse of time, or both) under or with respect to any Contractual Obligation that could reasonably be expected to result in a Material Adverse Effect.

(b) No Change of Control, Default, Event of Default, Material Default or Event of Material Default has occurred and is continuing.

Section 4.19. Insurance. The properties of the Company and each of its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

Section 4.20. ERISA Compliance.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) to the Knowledge of the Company, each Benefit Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Benefit Plan is qualified under Section 401(a) of the Internal Revenue Code, an application for such a letter is currently being processed by the Internal Revenue Service or is entitled to rely on the opinion or advisory letter issued by the Internal Revenue Service to the sponsor of a preapproved plan document and, to the Knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits in due course), actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan that could reasonably be expected to result in a Material Adverse Effect. The Company has not engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan, in any case, that could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred with respect to any Pension Plan, (ii) the Company and each ERISA Affiliate has met all applicable requirements under the applicable pension funding rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the applicable pension funding rules has been applied for or obtained, and (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums due but not delinquent under Section 4007 of ERISA.

Section 4.21. Subsidiaries. Set forth on Schedule 4.21 is a complete and accurate list as of the date hereof of each Subsidiary of the Company, together with (a) such Subsidiary’s jurisdiction of organization and (b) the percentage of Equity Interests in such Subsidiary owned by the Company. The Company does not have any Affiliates other than the Subsidiaries listed on Schedule 4.21.

Section 4.22. Perfection of Security Interests in the Collateral. The Security Documents create legal and valid security interests in, and Liens on, the Collateral and receivables purported to be covered thereby securing the payment and performance of the Obligations to the extent such security interests may be created pursuant to Article 9 of the UCC, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Security Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), in each case, for the benefit of the Investor.

Section 4.23. Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any director, officer, employee, agent, Affiliate or representative of the Company or any Subsidiary, is an individual or entity that is, or is 50% or more owned or otherwise controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. Neither the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees or agents, while acting on behalf of the Company, have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees or agents, while acting on behalf of the Company, have made or authorized any bribe, improper, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable Law, rule or regulation. The Company further represents that it has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with all Anti-Corruption Laws. The Company and its Subsidiaries have conducted their business in compliance with all Anti- Corruption Laws, and have instituted and maintained policies and procedures designed to promote and ensure compliance with such laws.

(c) PATRIOT Act. To the extent applicable, the Company and each Subsidiary is in compliance in all material respects with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

Section 4.24. Data Security; Data Privacy.

(a) No Company Party has experienced any breach of its security resulting in unauthorized access by third parties of any Personal Information in its possession, custody, or control that could reasonably be expected to result in a Material Adverse Effect.

(b) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information (as such term, or similar term, is defined under Applicable Laws) from any individuals, including, without limitation, any customers, prospective customers employees and/or other Third Parties (collectively “Personal Information”), each Company Party is and has been, to the Knowledge of Company, in compliance in all material respects with (i) all Applicable Laws in all relevant jurisdictions, including (if applicable) the General Data Protection Regulation, (ii) such

Company Party’s privacy policies, and (iii) the relevant requirements of any contracts or codes of conduct to which such Company Party is a party, except in each case of (i)-(iii), for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Company Party has commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Each Company Party is and has been, to the Knowledge of the Company, in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.25. Compliance of Included Products.

(a)  (i) The Company and its Subsidiaries possess all material Permits, including Governmental Licenses from the FDA, the DEA, the EMA and other Governmental Authorities required for the conduct of their business as currently conducted (including, for the avoidance of doubt, the Development and proposed Commercialization of the Included Products in the United States), and all such Permits are in full force and effect;

(ii) The Company and its Subsidiaries have not received any written communication from any Governmental Authority regarding any failure to materially comply with any Laws, including any terms or requirements of any Governmental License. To the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination, adverse modification or significant delay of any Governmental License required to continue to Develop or Commercialize as proposed the Included Products in the United States;

(iii) None of the officers, directors, employees or, to the Knowledge of the Company, Affiliates of the Company or any Subsidiary or any agent or consultant involved in any Drug Application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Knowledge of the Company, are any debarment proceedings or investigations pending or threatened against the Company or any Subsidiary or any of their respective officers, directors, employees or agents;

(iv) None of the officers, directors, employees or, to the Knowledge of the Company, Affiliates of the Company or any Subsidiary or any agent or consultant involved in any Drug Application, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Knowledge of the Company, are any debarment proceedings or investigations pending or threatened against the Company or any Subsidiary or any of their respective officers, directors, employees or agents;

(v) All preclinical studies and clinical trials conducted by or on behalf of the Company and its Subsidiaries that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any Product Registrations and request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with the required experimental protocols and Applicable Laws;

(vi) All Included Products have since [***] been manufactured, transported, stored and handled in all material respects in accordance with all Applicable Laws, including applicable current good manufacturing practices except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect;

(vii) Neither the Company nor any Subsidiary has received any written notice that any Governmental Authority, including without limitation the FDA, the DEA, the EMA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced any investigation or threatened to initiate any action against the Company or a Subsidiary, or any action to enjoin the Company or a Subsidiary, its officers, directors, employees, agents and Affiliates, from conducting its business or for any material civil penalty, injunction, seizure or criminal action, in each case, that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the Development or Commercialization of any Included Product in the United States;

(viii) Neither the Company nor any Subsidiary has received from the FDA, the DEA, the EMA or other Governmental Authority at any time since [***], a Warning or Untitled Letter, Form FDA-483, request for regulatory meeting, or similar correspondence or notice alleging violations of Laws enforced by the FDA, the DEA, the EMA or any comparable correspondence from any other Governmental Authority with regard to any Included Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary could reasonably be expected to result in a Material Adverse Effect; and

(ix) Since [***], (A) there have been no Safety Notices, (B) to the Knowledge of the Company, there are no unresolved material product complaints with respect to any Included Product, and (C) to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in (1) any material change to the “Indications and Usage,” “Warnings and Precautions,” and “Contraindications” sections as proposed in the draft Prescribing Information for the Initial Included Product initially submitted by the Company to the FDA on October 23, 2024 as part of NDA 219713 or a failure to obtain FDA Approval, (2) a termination or suspension of Development of Included Products, (3) the issuance of a Safety Notice by a U.S. Governmental Authority, or (4) the occurrence of a CRL Event.

(b) All of the Included Products that exist as of the date hereof are listed on Schedule 4.25(b). All of the Product Registrations that exist as of the date hereof are listed on Schedule 4.25(b), including with respect to each Product Registration (i) the Included Product to which such Product Registration relates, and (ii) the name of the Company Party that owns each such Product Registration. Since [***], the operation of the Business of the Company and its Subsidiaries with respect to the Included Products, including the manufacture of the Initial Included Product, has been in material compliance with all Permits and Applicable Laws, including, without limitation, the FDCA.

(c) Without limiting the generality of Section 4.25(a)(i) and Section 4.25(a)(ii) above, with respect to any Included Products being tested or manufactured by the Company and its Subsidiaries, as of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any notice from any applicable Governmental Authority, including the FDA, the DEA and the EMA, that such Governmental Authority is conducting an investigation or review of (i) the Company and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for manufacturing such Included Products, in each case which have identified any material deficiencies or material violations of Laws or the Permits related to the manufacture of such Included Products, or (ii) any such Governmental License that could reasonably be expected to result in a revocation or withdrawal of such Governmental License, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing or manufacturing of such Included Products by the Company and its Subsidiaries should cease.

(d) Neither the Company nor any of its Subsidiaries has experienced any failures in the manufacturing of the Initial Included Product that could reasonably be expected to result in a material adverse effect on the Development or Commercialization of any Included Product in the United States. The Company, its Affiliates and their respective manufacturers have not received any inspectional findings or audit findings by any Governmental Authority or third party that could reasonably be expected to result in a Material Adverse Effect.

(e) Except for the ROS-1-positive solid tumors indication, the Company is not currently clinically developing the Initial Included Product for any indication that has not been granted an ODD by the FDA under the Orphan Drug Act and all implementing regulations, as amended. Based on the Company’s ODD previously granted to the Initial Included Product for the treatment of ROS-1-positive, NTRK-positive, ALK-positive, LTK-positive, ACK-I-positive or DDR-1-positive non-small cell lung cancer (NSCLC), if the Initial Included Product receives marketing authorization from the FDA it will be eligible for the period of orphan drug exclusivity available under the Orphan Drug Act and all implementing regulations, as amended, notwithstanding that such period of orphan exclusivity has not been listed by FDA in the Orange Book for the Initial Included Product as of the date hereof. Neither the Company nor any of its Subsidiaries is conducting any Development activities with respect to any combination product, including any antibody drug conjugate, or any combination product that otherwise conjugates, combines or otherwise contains the Included Product.

Section 4.26. Labor Matters. There are no existing or, to the Knowledge of the Company, threatened strikes, lockouts or other labor Disputes involving the Company or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, hours worked by and payments of compensation made by the Company and its Subsidiaries to their respective employees are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

Section 4.27. Taxes. The Company and each of its Subsidiaries has (a) filed all Tax returns and reports required by to have been filed by it (including in its capacity as a withholding agent), (b) paid all Taxes required to be paid by it (including in its capacity as a withholding agent), and (c) provided adequate accruals, charges and reserves in accordance with GAAP in their applicable financial statements in respect of all Taxes not yet due and payable, except, in each case, (i) any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) any failure that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.28. Full Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Company or any of its Subsidiaries to the Investor in connection with the negotiation of this Agreement and the other Transaction Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished by or on behalf of the Company, and the Company’s filings publicly available on “EDGAR”) contains when furnished any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, and it being understood that such projected financial information and all other forward looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company or any of its Subsidiaries, including whether or not the Company will receive FDA Approval, and that actual results during the period or periods covered thereby may differ significantly from such projected results and that the differences may be material. Except as set forth in the Disclosure Schedules, as set forth in the Company’s electronic data room maintained at Firmex.com and made available to the Investor at least two (2) Business Days prior to the date of this Agreement, or as disclosed by the Company in writing to the Investor at least two (2) Business Days prior to the date of this Agreement, the Company has no Knowledge of any fact or circumstance (other than general economic or industry conditions) that could reasonably be expected to (a) have a Material Adverse Effect, or (b) materially and adversely affect the Initial Included Product or the development and commercialization activities with respect to the Initial Included Product, including the receipt of Regulatory Approval and the proposed commercialization of the Initial Included Product following receipt of Regulatory Approval.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as of the Closing Date and the Funding Date as follows:

Section 5.1. Organization. Investor is a Delaware limited partnership duly organized, validly existing and in good standing under the Laws of its state of formation, has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted, and is treated as a partnership for U.S. federal (and applicable state and local) Tax purposes.

Section 5.2. No Conflicts. None of the execution and delivery by the Investor of any of the Transaction Documents to which it is party, the performance by it of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such entity or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such entity is a party or by which such entity or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of such entity, except in the case of clause (i) where any such event would not result in a material adverse effect on the ability of such entity to consummate the transactions contemplated by the Transaction Documents.

Section 5.3. Authorization. The Investor has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which it is party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it. Each of the Transaction Documents to which it is party has been duly executed and delivered by it. Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 5.4. Governmental and Third Party Authorizations. The execution and delivery by such entity of the Transaction Documents to which it is party, the performance by it of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person.

Section 5.5. No Litigation. There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal and including by or before a Governmental Authority) pending or, to the knowledge of such entity, threatened by or against such entity, at law or in equity, that challenges or seeks to prevent or delay or which, if adversely determined, would prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which it is party.

Section 5.6. No Brokers’ Fees. The Investor has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 5.7. Funds Available. As of the date hereof, the Investor has sufficient funds on hand to satisfy its obligations to pay the Investment Amount due and payable on the Funding Date. It acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8. Access to Information. The Investor acknowledges that it has (a) reviewed such documents and information relating to the Revenue Interest, the Collateral and the Included Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Company, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Revenue Interest in accordance with the terms of this Agreement. The Investor has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Revenue Interest in accordance with the terms of this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Parties hereto covenant and agree as follows:

Section 6.1. Collateral Matters; Guarantors.

(a) On or prior to the Closing Date, each of the Company and the Guarantors (if any) shall enter into the Security Agreement, pursuant to which the Company and the Guarantors (if any) shall grant to the Investor, a continuing security interest (with the priority provided for in ~~the~~any Other Intercreditor Agreement) in all of the Company’s and the Guarantors’ (if any) respective right, title and interest in, to and under the Collateral, whether now or hereafter existing, and any and all “proceeds” thereof (as such term is defined in the UCC), in each case, for the benefit of the Investor as security for the prompt and complete payment and performance of the Obligations. In addition, each Guarantor shall enter into the Guaranty, pursuant to which each Guarantor shall guarantee the prompt performance of the Obligations. The Company shall cause any Subsidiary (other than an Excluded Subsidiary that is not so required under Section 6.1(c)) that may acquire or own any portion of the Collateral after the Closing Date to enter into a Joinder Agreement to become a party to this Agreement as a Company Party, the Guaranty as a Guarantor and the Security Agreement as a Grantor (as defined therein) within [***] days of such acquisition or ownership in the case of a Subsidiary incorporated, formed or organized under the laws of the United States, any state of the United States or the District of Columbia and within [***] days of such acquisition or ownership in the case of any other Subsidiary. The Company shall cause any Subsidiary (other than an Excluded Subsidiary that is not so required under Section 6.1(c)) that may acquire or own any portion of the Product Assets after the Closing Date (but that does not otherwise own any Collateral) to enter into a Joinder Agreement to become a party to this Agreement as a Company Party and the Guaranty as a Guarantor within thirty (30) days of such acquisition or ownership.

(b) Each of the Company and the Guarantors authorizes and consents to the Investor filing, including with the Secretary of State of the State of Delaware, at the Company’s sole cost and expense, one or more UCC financing statements (or equivalent instrument) (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions, as in the Investor’s determination may be necessary or appropriate to evidence the purchase, acquisition and acceptance by the Investor of the Revenue Interest hereunder and to perfect and maintain the perfection of the Investor’s ownership in the Revenue Interest and the security interest in the Collateral granted by each of the Company and the Guarantors to the Investor pursuant to the Security Agreement.

(c) [***]

Section 6.2. Update Meetings. During the Payment Term, but subject to ARTICLE IX, the Investor shall be entitled to a quarterly update call or meeting (at the Investor’s election, in person, via teleconference or videoconference or at a location reasonably designated by the Company) to discuss (a) the reports delivered by the Company pursuant to Section 3.3 and the Company’s financial results and operations, (c) the progress of sales and product development and marketing efforts made by the Company, (d) the status and the historical and potential performance of the Included Products, (e) any material regulatory or Patent developments and/or (f) such other matters that the Investor reasonably deems appropriate. Any information disclosed by either Party during such update meetings or calls or provided to the Investor pursuant to its request shall be considered “Confidential Information” of the disclosing Party subject to the terms of ARTICLE IX. Notwithstanding the foregoing, after the occurrence and during the continuance of a Default or an Event of Default, the Investor shall have the right, as reasonably often, at such reasonable times and with reasonable prior notice, to have additional update meetings at the Company’s headquarters or inspect any records and operations of the Company and its Affiliates. Notwithstanding anything to the contrary contained herein, no Company Party will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes scientific trade secrets (it being understood and agreed that clinical data does not constitute scientific trade secrets), (ii) in respect of which disclosure to the Investor (or its respective representatives or contractors) is prohibited by any applicable Law or any binding confidentiality agreement with a third party (so long as such agreement is not entered into in contemplation of this Agreement), or (iii) that is subject to attorney-client or similar privilege, which could reasonably be expected to be lost or forfeited if disclosed to the Investor, provided that the Company shall enter into a common interest agreement with the Investor to permit disclosure under this clause (iii) to the extent applicable. With respect to any confidentiality agreement with a Third Party entered into after the date of this Agreement relating to or that is expected to result in information or documentation that is required to be disclosed by the Investor to the Company under this Agreement, the Company shall use commercially reasonable efforts to include a provision that permits disclosure of such information and documentation to the Investor.

Section 6.3. Notices.

(a) Promptly (and within no later than [***] Business Days) after receipt by the Company or any Subsidiary of notice of any action, suit, claim, demand, Dispute, investigation, arbitration or other legal proceeding (commenced or threatened) involving or related to any Included Product in the United States in excess of $[***], or the Company or any Subsidiary which owns any assets (including IP Rights) related to any Included Product in the United States, or the transactions contemplated by any Transaction Document, or to the Revenue Interest, the Company shall, subject to any confidentiality obligations to any Third Party, (i) inform the Investor in writing of the receipt of such notice and the substance thereof, and (ii) if such notice is in writing, furnish the Investor with a copy of such notice and any related materials with respect thereto reasonably requested by the Investor, and if such notice is not in writing, furnish to the Investor a written summary describing in reasonable detail the substance thereof.

(b) Promptly (and within no later than [***] Business Days) after receipt by the Company or any Subsidiary of any written notice, claim or demand challenging the legality, validity, enforceability or ownership of any IP Rights included in the Collateral or owned by the Company or any Subsidiary and relating to any Included Product that could reasonably be expected to adversely impact the Commercialization of Included Products in the United States (including, for the avoidance of doubt, any Paragraph IV Certification) or pursuant to which any Third Party commences or threatens any action, suit or other proceeding against the Company and relating to any Included Product or any Subsidiary which owns any assets (including IP Rights) related to any Included Product in the United States, the Company shall, subject to any confidentiality obligation to any Third Party, (i) inform the Investor in writing of such receipt and (ii) furnish the Investor with a copy of such notice, claim or demand, or if such notice is not in writing, furnish to the Investor a written summary describing in reasonable detail the contents thereof, and an unredacted copy of all pleadings, briefs, certifications (including Paragraph IV Certifications), expert reports (including exhibits) and other documents reasonably requested by the Investor relating thereto.

(c) The Company shall promptly (and in any event within [***] Business Days) provide Investor with copies of any material information, reports and notices if the contents of such information, report or notice could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) The Company shall provide the Investor with prompt (and within no later than (x) in the case of the following clauses (i) and (ii), [***] Business Days and (y) in the case of the following clauses (iii) and (iv), [***] Business Days) written notice after the Company has Knowledge of any of the following: (i) the occurrence of a Bankruptcy Event in respect of the Company or any Subsidiary or, to the extent it could reasonably be expected to result in a Material Adverse Effect, any Material Contract Counterparty to any Material Contract; (ii) the occurrence of any other Put Option Event (other than a Change of Control to the extent notice of such Change of Control has already been provided in accordance with Section 3.1(b)); (iii) any representation or warranty made by any Company Party in any of the Transaction Documents or in any certificate delivered to the Investor pursuant to this Agreement shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (iv) any change, effect, event, occurrence, state of facts, development or condition with respect to the assets of the Company and its Subsidiaries, taken as a whole, that could reasonably be expected to result in a Material Adverse Effect.

(e) To the extent not addressed by Section 6.3(d), the Company shall promptly (and in any event within [***] Business Days) upon obtaining Knowledge thereof notify the Investor of the occurrence of a Default, Event of Default, or Material Default.

(f) The Company shall notify the Investor in writing not less than [***] Business Days prior to any change in, or amendment or alteration of, any Company Party’s (i) legal name, (ii) form of legal entity or (iii) jurisdiction of organization.

(g) The Company shall notify the Investor of any ERISA Event promptly (and in any event, within [***] Business Days) following the Company becoming aware of such ERISA Event.

(h) The Company shall notify the Investor of the occurrence of any event of any material default or event of default (in each case, with or without notice or lapse of time, or both) related to any Permitted Debt Facility promptly following the Company obtaining Knowledge of such event of material default or event of default (and in any event, within [***] Business Days or within [***] Business Days if any Indebtedness under such Permitted Debt Facility has been accelerated).

(i) The Company shall promptly (and in any event, within [***] days) notify the Investor of (i) the termination of any Material Contract other than upon its scheduled termination date; (ii) the receipt by any Company Party or any of its Affiliates from a Material Contract Counterparty asserting a default by the Company or any of its Subsidiaries under any Material Contract where such alleged default, if accurate, would permit such counterparty to terminate such Material Contract; (iii) the entering into of any new Material Contract by any Company Party or any Affiliate thereof; or (iv) any amendment to a Material Contract (and a copy thereof shall be provided to the Investor).

(j) The Company shall notify the Investor within [***] Business Days of receipt any written notice or other written communications from the FDA that the FDA intends to revoke, withdraw, suspend, cancel, materially limit, terminate or make a materially adverse modification to any Marketing Authorization for any Included Product in the United States issued by the FDA.

(k) Each notice pursuant to clauses (a) through (j) of this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the applicable Company Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(d)(iii) or Section 6.3(e) shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

Section 6.4. Public Announcement.

(a) As soon as reasonably practicable following the date hereof, one or both of the Parties shall issue a mutually agreed to press release substantially in the applicable form attached hereto as Exhibit A. Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliates are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including proposed redaction of certain provisions of this Agreement) with the SEC, the Nasdaq Stock Market or any other stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms of this Agreement proposed to be redacted by the other Party, if any. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC, the Nasdaq Stock Market or any other stock exchange or Governmental Authority. For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Section 6.4, then no further consent or compliance with this Section 6.4 shall be required for any substantially similar disclosure thereafter.

Section 6.5. Further Assurances.

(a) The Company shall promptly, upon the reasonable request of the Investor, at the Company’s sole cost and expense: (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Transaction Documents or otherwise deemed by the Investor reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Transaction Document, or obtain any consents or waivers as may be necessary in connection therewith; (ii) deliver or cause to be delivered to the Investor from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Investor as the Investor shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Transaction Documents; and (iii) upon the exercise by the Investor of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Investor may require. In addition, the Company shall promptly, at its sole cost and expense, execute and deliver to the Investor such further instruments and documents, and take such further action as the Investor may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Investors hereby and thereby.

(b) The Company and the Investor shall cooperate and provide assistance as reasonably requested by each of the Parties hereto, at the expense of the requesting Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the requesting party, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interest, but in all cases excluding any litigation brought by the Company (for itself or on behalf of any Company Indemnified Party) against the Investor or brought by the Investor (for itself or on behalf of any Investor Indemnified Party) against the Company.

(c) Each Party shall comply with all Applicable Laws with respect to the Transaction Documents and the Revenue Interest except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.6. IP Rights . The Company shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to: (a) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are necessary to maintain the IP Rights in the United States, including by filing and prosecuting patent applications in the ordinary course, and payment of maintenance fees and annuities, (b) defend and enforce IP Rights in the United States against infringement, interference, violation or unauthorized use by any other Person, and against any claims of invalidity or unenforceability (including by bringing any legal action for infringement or defending any claim or counterclaim of invalidity or action (including any reexamination, derivation proceeding, petition for post-grant review or inter-partes review before the US Patent Office) of any other Person or for declaratory judgment of non-infringement, invalidity or non-interference), (c) defend against any claim or action by any other Person that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any of the Included Products in the United States as currently contemplated infringes on any Patent Right or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights, and (d) obtain a patent listing in the Orange Book in respect of the Initial Included Product for at least one of U.S. Patent Nos. [***], and pursue a Patent Term Extension for U.S. Patent No. [***]. The Company shall not exercise or enforce its applicable rights in any manner that would result in a breach of this Agreement.

Section 6.7. Existence . Each Company Party shall (a) preserve and maintain its existence (provided that any Guarantor may merge, dissolve or liquidate into another Company Party), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications could reasonably be expected to result in a Material Adverse Effect, and (d) comply in all material respects with its organizational documents.

Section 6.8. Commercialization of the Included Products.

(a) The Company shall use Commercially Reasonable Efforts to obtain Marketing Authorization for the Included Products in the United States and Commercialize in the United States Included Products that have received Marketing Authorization in the United States. The Company shall prepare, execute, deliver and file any and all agreements, documents, instruments or other materials, and take any other actions, that are necessary to obtain and maintain Marketing Authorization in the United States for each Included Product and, when available in respect of each Included Product and where applicable, obtain and maintain Regulatory Exclusivity for such Included Product in the United States. The Company shall not (i) withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, a Drug Application for an Included Product that has been approved by the FDA in the United States, unless such withdrawal or abandonment is done for safety reasons or is otherwise required by

Applicable Law, or (ii) take any action or fail to take any action that could reasonably be expected to result in the revocation of an ODD, Product Registration or similar item granted with respect to the Included Products in the United States, provided that the Company may, following reasonable consultation with the Investor, intentionally abandon an ODD or Marketing Authorization granted to a given Included Product in the United States if such abandonment is in connection with obtaining a Marketing Authorization for a different Included Product in the United States for formulation(s) or indication(s) in addition to or in lieu of the formulation(s) and indication(s) that were the subject of such abandoned ODD or Marketing Authorization so long as (x) the Company maintains a Marketing Authorization for an Included Product in the United States for the indication(s) that were the subject of such abandoned ODD or Marketing Authorization, and (y) there is no period of time as a result of such abandonment when the Included Product may not be sold for the indication(s) that were the subject of such abandoned ODD or Marketing Authorization.

(b) The Company shall, and shall cause its Subsidiaries to (i) maintain in full force and effect, and shall not terminate, any Material Contract (provided that the Company may terminate a Material Contract to enter into a replacement Material Contract if permitted under Section 7.3(b)), and (ii) use Commercially Reasonable Efforts to ensure a continuous supply of the Included Products sufficient to meet market demand in the United States. The Company shall, and shall cause its Subsidiaries to, use Commercially Reasonable Efforts to comply with all material terms and conditions of and fulfill all material obligations under each Material Contract (including, without limitation, each License Agreement) to which any of them is party. Upon the occurrence of a breach of any such Material Contract by any other party thereto which could reasonably be expected to result in a Material Adverse Effect, the Company shall use Commercially Reasonable Efforts to seek to enforce its (or its Subsidiary’s) rights and remedies thereunder.

Section 6.9. Financial Statements.

(a) To the extent not already filed publicly with the SEC, the Company shall deliver to the Investor, within ninety (90) days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in all material respects in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing and reasonably acceptable to the Investor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit; and

(b) The Company shall deliver to the Investor, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (or, if earlier, when required to be filed with the SEC), (i) to the extent not already filed publicly with the SEC, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, in each case, prepared in all material respects in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (ii) a certificate of a Responsible Officer stating that (x) such financial statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as at such date, and (y) the results of operations of the Company and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

Section 6.10. Other Information. The Company shall deliver to the Investor, in form and detail reasonably satisfactory to the Investor, concurrently with the delivery of the financial statements referred to in Section 6.9(a) and Section 6.9(b) (or concurrently with the filing of such financial statements with the SEC), a certificate of a Responsible Officer of the Company listing the creation, development or other acquisition (including any in-bound exclusive licenses) by the Company or any Subsidiary of any IP Rights after the Closing Date that is registered or becomes registered or the subject of an application for registration with the United States Copyright Office or the United States Patent and Trademark Office.

Documents required to be delivered pursuant to Section 6.9 or this Section 6.10 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website, or (ii) on which such documents are posted on the Company’s behalf on an internet or intranet website, if any, to which the Investor has access (whether a commercial, third-party website or whether sponsored by the Investor); provided that the Company shall notify the Investor of the posting of such documents and provide to the Investor by electronic mail electronic versions (i.e., soft copies) of such documents upon written request of the Investor.

Section 6.11. Payment of Obligations . Each Company Party shall pay and discharge all of their respective obligations and liabilities constituting (a) prior to the date on which penalties attach thereto, all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company Party, (b) as the same shall become due and payable, all lawful claims which, if unpaid, would by Law become a Lien upon any Collateral (other than a Permitted Lien), and (c) prior to the date on which such Indebtedness in excess of $10,000,000 shall become delinquent or in default, all such Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.12. Maintenance of Properties . Each of the Company and its Subsidiaries shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted) except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and shall make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.13. Maintenance of Insurance . Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurance companies that are not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 6.14. Books and Records . Each of the Company and its Subsidiaries shall maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be. Each of the Company and its Subsidiaries shall maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 6.15. Use of Proceeds . The Company and its Subsidiaries, taken as a whole, shall use substantially all of the Investment Amount (x) to support the Development and Commercialization of the Included Products, including the commercial launch of the Initial Included Product, and (y) for working capital, general corporate and administrative purposes. In no event, however, shall the Investment Amount be used to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Investor or otherwise) of Sanctions or otherwise in contravention of any Law or of any Transaction Document.

Section 6.16. ERISA Compliance . Each Company Party shall do each of the following: (a) maintain each Benefit Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law, (b) cause each Pension Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all contributions required to be made by the Company and its Subsidiaries to any Pension Plan subject to Section 412 or Section 430 of the Internal Revenue Code, in each case, except as could not reasonably be expected to result a Material Adverse Effect.

Section 6.17. Compliance with Contracts . Without limitation of Section 6.8, each of the Company and its Subsidiaries shall comply in all respects with each Contractual Obligation of such Person, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.18. Compliance with Laws . Without limitation of Section 6.8(a), the Company shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all Applicable Laws (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary or required in connection with the conduct of the Company’s and its Subsidiaries’ respective businesses, in each case, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.19. Anti-Corruption Laws; Anti-Terrorism Laws.

(a) Neither the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees or agents shall, directly or indirectly, engage in any activity which would constitute a violation of the FCPA, make, offer, promise or authorize any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person.

(b) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries permit any Affiliate controlled by the Company to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Sanctioned Person. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries, permit any Affiliate controlled by the Company to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 6.20. Data Privacy . In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, the Company shall, and shall cause its Subsidiaries to, take steps designed to maintain compliance in all material respects with, and shall maintain compliance in all material respects with (a) all Applicable Laws in all relevant jurisdictions, including (if applicable) the General Data Protection Regulation, (b) the Company’s and its Subsidiaries’ privacy policies, and (c) the relevant requirements of any contracts or codes of conduct to which the Company’s or any of its Subsidiaries is a party, except in each case of (a)-(c), for any such events that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company shall maintain commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company shall, and shall cause its Subsidiaries to, take steps designed to maintain compliance in all material respects with all Applicable Laws, and shall maintain compliance in all material respects with all Applicable Laws, relating to data loss, theft and breach of security notification obligations, except for any such event that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.21. Tax.

(a) The Parties agree that for U.S. federal and applicable state and local income Tax purposes (i) the transactions contemplated by this Agreement are intended to constitute a debt instrument that is subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments, (ii) the rights in respect of the Investment Amount constitute a debt instrument for U.S. federal and applicable state and local income tax purposes and (iii) the rights in respect of the Investment Amount or otherwise set forth in this Agreement will not be aggregated with any rights set forth in the Prior Credit Agreement under Treas. Reg. Section 1.1275-2(c). Within 90 days after the date of this Agreement, the Company will prepare and deliver to the Investor a determination of the comparable yield and a projected payment schedule under Section 1.1275-4(b) (the “Comparable Yield”). Unless the Investor objects to the Comparable Yield within fifteen (15) days after receipt thereof, the Comparable Yield shall become final and binding on the Parties. If the Investor objects to the Comparable Yield within fifteen (15) days of receipt, then the Parties shall cooperate in good faith to agree on a revised Comparable Yield within twenty (20) days of the Investor’s objection. The Parties intend that the provisions of Treasury Regulation Section 1.1275-2(a)(1) would apply, subject to the exceptions in Treasury Regulation Section 1.1275-2(a)(2), to treat any non-contingent payments on the debt instrument and the projected amount of any contingent payments as first, a payment of any accrued and any unpaid original issue discount at such time and second, a payment of principal (including for purposes of the rules applicable to “applicable high yield discount obligations.”). In accordance with Section 385(c) of the Code, the Parties agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with the provisions of this Section 6.21(a) on any U.S. federal, state or local income Tax return or for any other U.S. federal, state or local income Tax purpose, unless the Party that contemplates taking such an inconsistent position has been advised by national recognized counsel or accounting firm in writing that it is more likely than not that the inconsistent position is required by applicable Law or unless required by the good faith resolution of a Tax audit or other Tax proceeding.

(b) On or prior to the Closing Date, the Investor shall have delivered to the Company a valid, properly executed IRS Form W-9, IRS Form W-8IMY (with applicable certifications or attachments), IRS Form W-8BEN-E or other applicable IRS withholding form, certifying that such Investor is (or payments to such Investor are) exempt from U.S. federal withholding tax with respect to any and all payments pursuant to this Agreement. The Investor will notify the Company reasonably in advance of any action or proposed action that would make any such form inaccurate and will replace the inaccurate form with an accurate one. The Company shall provide the Investor any reasonable assistance it may seek in obtaining an exemption or reduced rate from, or refund of, any U.S. federal withholding tax, if applicable.

(c) Payments by or on account of any obligation of the Company under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If the Company is required by Law to deduct or withhold any Tax in respect of any amounts payable to an Investor pursuant to this agreement, (1) the Company shall make such deduction or withholding and timely pay such amount to the applicable Governmental Authority, (2) the Company shall provide such Investor with a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to such Investor and (3) if the Tax deducted or withheld was an Indemnified Tax, the sum payable by the Company shall be increased so that after all required deductions and withholdings for Indemnified Taxes have been made (including deductions and withholdings applicable to additional sums payable under this Section 6.21(c)), such Investor receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided, however, that (i) the Parties agree that no such deduction or withholding is intended on any payment hereunder if the Investor provides the withholding forms as set forth in Section 6.21(b) claiming a complete exemption from such deduction or withholding and (ii) if the Company determines that any such deduction or withholding is required by Applicable Law, the Company will promptly notify the Investor if it becomes required to deduct or withhold any Tax in respect of any payment to the Investor pursuant to this Agreement and the Parties will cooperate and use commercially reasonable efforts to reduce or mitigate any such obligation to deduct or withhold. For the avoidance of doubt, if any Tax deducted or withheld from payments to an Investor was not an Indemnified Tax, any such amounts so deducted and withheld and paid over to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to (and received by) such Investor.

(d) If the Investor determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has received additional amounts pursuant to this Section 6.21, it shall pay to the Company an amount equal to such refund (but only to the extent of additional amounts paid under this Section 6.21 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Investor and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of the Investor, shall repay to the Investor the amount paid over pursuant to this Section 6.21(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Investor is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 6.21(d), in no event will the Investor be required to pay any amount to the Company pursuant to this Section 6.21(d) the payment of which would place the Investor in a less favorable net after-Tax position than the Investor would have been in if the Tax for which the Company paid additional amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Investor to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(e) The Company shall reimburse and indemnify the Investor, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Investor or required to be withheld or deducted from a payment to the Investor and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Investor shall be conclusive absent manifest error.

(f) Each Party’s obligations under this Section 6.21 shall survive the termination of this Agreement, any assignment by the Investor and the payment, satisfaction or discharge of all obligations under this Agreement.

Section 6.22. Included Products . In connection with the Development, Manufacture and Commercialization in the United States of each and any Included Product by the Company or any Subsidiary, the Company or such Subsidiary shall comply with all applicable Product Registrations, Marketing Authorizations, and Permits, except as could not individually or in the aggregate reasonably be expected to result in a material adverse effect on the Development, Manufacture or Commercialization in the United States of each and any Included Product.

Section 6.23. Expenses . The Company agrees to pay or reimburse within [***] Business Days of receipt of a reasonably detailed invoice the Investor and its Affiliates for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees, expenses, charges and disbursements of Sidley Austin LLP as primary counsel to the Investor and the fees of any other local counsel (if necessary), and any sales, goods and services or other similar Taxes applicable thereto, and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with the negotiation, preparation, execution and delivery of the Transaction Documents; provided, that the amount of such expenses (without duplication of any expenses reimbursed in connection with the Prior Credit Agreement) together with any expenses reimbursed in connection with the Prior Credit Agreement shall not exceed [***] (exclusive of post-closing costs).

Section 6.24. RIFA Account(s) ~~. This Section 6.24 shall only apply to the extent that there is no Permitted Debt Facility or corresponding Intercreditor Agreement or Other Intercreditor Agreement in place pursuant to which the Permitted Debt Creditors have a first priority lien in the bank accounts of the Company and its Subsidiaries (the first date when such condition occurs, the “RIFA Account Trigger Date”).~~ Within [***] Business Days following the ~~RIFA Account Trigger~~First Amendment Effective Date, the Company, the Investor and each RIFA Account Bank shall enter into a RIFA Account Agreement in form and substance reasonably satisfactory to the Investor~~. The Company shall direct, and shall use commercially reasonable efforts to cause, any Person~~, and thereafter shall maintain such RIFA Account Agreement over the applicable RIFA Account. On or before the First Amendment Effective Date, the Company shall irrevocably direct all Persons making payments to the Company or its Subsidiaries in respect of the sale of the Included Products in the United States to remit such payments directly into a RIFA Account, and shall use commercially reasonable efforts to cause such person to make such payments to the RIFA Account. Any and all payments in respect of the sale of the Included Products in the United States received directly by the Company or its Subsidiaries shall be deposited into a RIFA Account within five (5) Business Days of the Company or its Subsidiary becoming aware of receipt of such payments.

ARTICLE VII

NEGATIVE COVENANTS

During the Term (unless otherwise specified below), no Company Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1. Liens. Create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, other than the Permitted Liens.

Section 7.2. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Investor, except Permitted Debt, provided that the foregoing shall not apply at any time to the extent that, [***].

Section 7.3. Additional Protective Covenants. Notwithstanding anything herein to the contrary, without the prior written consent of the Investor:

(a) forgive, waive, cancel, release or compromise any amount owed to the Company or its Subsidiaries or its Affiliates and relating to the Revenue Interest outside the ordinary course of business;

(b) amend, modify, restate, supplement, waive any provision of, cancel or early terminate without entry into a replacement, any Material Contract, or grant any related consent thereunder, or agree to do any of the foregoing, including entering into any agreement with any Person under the provisions of such Material Contract, in each case, if such action would reasonably be expected to result in a Material Adverse Effect or a Material Default (other than a Material Default arising out of a breach of this Section 7.3(b));

(c)(i) (A) assign, sell, transfer or license any of the IP Rights (other than Permitted Licenses and Liens which are subject to clause (B) below), or (B) otherwise encumber any of the IP Rights, except for Permitted Licenses and Permitted Liens, (ii) except as permitted under Section 6.1(c), permit any Subsidiary that is not a Company Party to own any portion of the Collateral or the Product Assets, or (iii) grant any Third Party the right to prosecute, enforce or defend IP Rights that Cover Included Products in the United States (other than to the Company’s outside attorneys or other vendors working under the Company’s direct supervision and control), other than pursuant to a Permitted License;

(d) create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to Net Revenues or the Included Products in the United States (for the avoidance of doubt, this Section 7.3(d) does not prohibit the creation, incurrence, sale, issuance, assumption, enforcement or sufferance to exist any Permitted Royalty Monetization);

(e) Dispose of any Collateral or any Product Assets, in each case, other than Permitted Transfers;

(f) change the fiscal year end without the prior written consent of the Investor (other than, in the case of any Subsidiary, to conform to the Company’s fiscal year end); or

(g) settle any conversions of Permitted Convertible Notes in cash (other than cash in lieu of fractional shares).

ARTICLE VIII

CLOSING AND FUNDING

Section 8.1. Closing . Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the “Closing”, and the date of the Closing, the “Closing Date”) shall take place remotely via the exchange of documents and signatures, subject to the satisfaction of the conditions set forth in Section 8.2, or such other time and place as the Parties mutually agree.

Section 8.2. Closing Deliverables of the Company . On the Closing Date, the Company shall deliver or cause to be delivered to the Investor the following:

(a) Transaction Documents. Receipt by the Investor of executed counterparts (including by electronic means) of this Agreement, the Prior Intercreditor Agreement, the Security Agreements and the Guaranty, executed by the parties thereto (in a manner reasonably acceptable to the Investor), in each case in form and substance satisfactory to the Investor.

(b) Organization Documents, Resolutions, Etc. Receipt by the Investor of the following (to the extent not previously provided to the Investor), each of which shall be originals or electronic copies, in form and substance reasonably satisfactory to the Investor and its legal counsel:

(i) copies of the certificate of incorporation or organization, as appliable, of each Company Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and the other Organization Documents, in each case certified by a secretary or assistant secretary (or, if such entity does not have a secretary or assistant secretary, a Responsible Officer) of such Company Party to be true and correct as of the Closing Date;

(ii) certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Company Party evidencing (1) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Transaction Documents to which such Company Party is a party, and (2) resolutions of the governing body of each Company Party authorizing and approving the execution, delivery and performance by such Company Party of this Agreement and the other Transaction Documents and the transactions contemplated herein and therein; and

(iii) good standing certificates of each Company Party, and such other documents and certifications as the Investor may reasonably require to evidence that such Company Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c) Opinions of Counsel. Receipt by the Investor of a written legal opinion of Cooley LLP, dated as of the Closing Date, addressed to the Investor, in form and substance reasonably acceptable to the Investor.

(d) Responsible Officer’s Closing Certificate. Receipt by the Investor of a certificate of a Responsible Officer of each Company Party certifying that (i) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Closing Date (or, if made as of a specific date, as of such date); provided that, to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect,” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) are true and correct in all respects on and as of the Closing Date (or, if made as of a specific date, as of such date), (ii) the Fundamental Representations are true and correct in all respects on and as of the Closing Date (or, if made as of a specific date, as of such date), and (iii) no Bankruptcy Event with respect to Company or any of its Subsidiaries and no Change of Control, Default or Event of Default has occurred and its continuing, in each case on and as of the Closing Date.

(e) Perfection and Priority of Liens. Receipt by the Investor of the following:

(i) searches of UCC filings in the jurisdictions where a filing would need to be made in order to perfect the Investor’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on the Collateral other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Investor’s security interest in the Collateral;

(iii) searches of ownership of, and Liens on, the Included Product Patent Rights in the appropriate U.S. governmental offices; and

(iv) a duly executed Perfection Certificate of the Company.

Section 8.3. Funding. ~~.~~ The Company shall provide written notice to the Investor within three (3) Business Days following the occurrence of FDA Approval together with documentation reasonably sufficient to evidence the occurrence of such event (the “Funding Notice”). Subject to the satisfaction of the conditions set forth below in this Section 8.3, within ten (10) Business Days following the receipt of the Funding Notice by the Investor, the Investor shall deliver (or cause to be delivered) payment of the Investment Amount to the Company by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified in writing by the Company (such funding, the “Funding”, and the date of such payment, the “Funding Date”); provided that the Investor shall have the right to, at its option, fund the Investment Amount on a net basis less any expenses owed by the Company in accordance with Section 6.23:

(a) Closing. The Closing shall have occurred.

(b) Funding Notice. FDA Approval shall have occurred and the Funding Notice shall have been received by the Investor.

(c) Responsible Officer’s Funding Certificate. Receipt by the Investor of a certificate of a Responsible Officer of each Company Party certifying that (i) the representations and warranties set forth in ARTICLE IV (other than the Fundamental Representations) are true and correct in all material respects on and as of the Funding Date (or, if made as of a specific date, as of such date); provided that, to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect,” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) are true and correct in all respects on and as of the Funding Date (or, if made as of a specific date, as of such date), (ii) the Fundamental Representations are true and correct in all respects on and as of the Funding Date (or, if made as of a specific date, as of such date), subject to any additions that the Company may make to the Disclosure Schedule with respect to Section 4.10 and Section 4.13, provided that any such additions must be provided to the Investor at least three (3) Business Days prior to the Funding Date and must be reasonably satisfactory to the Investor, and (iii) no Bankruptcy Event with respect to the Company or any of its Subsidiaries and no Change of Control, Default, Event of Default, Material Default or Event of Material Default has occurred and is continuing, in each case on the Funding Date.

(d) Material Adverse Effect. Since the Closing Date, no event, circumstance or change shall have occurred that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(e) Expenses. The Investor shall have received for its own account all fees, costs and expenses due and payable to it on or prior to the Funding Date pursuant to Section 6.23 to the extent invoiced (or as to which a good faith estimate has been provided to the Company) at least one (1) Business Day prior to the Funding Date.

ARTICLE IX

CONFIDENTIALITY

Section 9.1. Confidentiality; Permitted Use . During the Payment Term and for a period of [***] thereafter, each Party shall maintain in strict confidence, and shall not disclose to any Third Party, all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party or in accordance with Section 9.3, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”). The Party receiving such Confidential Information (the “Recipient”) agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which must not be less than a reasonable standard of care. Notwithstanding the foregoing, the Recipient may permit access to the disclosing Party’s Confidential Information to those of its employees or authorized representatives having a need to know such information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Each Party shall be responsible for the breach of this Agreement by its employees or authorized representatives. Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

Section 9.2. Exceptions . The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to any portion of Confidential Information that the Recipient or its Affiliates can demonstrate was: (a) known to the general public at the time of its disclosure to the Recipient or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient, its Affiliates, or anyone to whom the Recipient or its Affiliates disclosed such portion; (b) known by the Recipient or its Affiliates, prior to the date of disclosure by the disclosing Party without any obligation of confidentiality with respect to such information, as shown by the Recipient’s written records; (c) disclosed to the Recipient or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the Recipient or its Affiliates to be under a duty of confidentiality to the disclosing Party; or (d) independently developed by the Recipient or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development, as shown by the Recipient’s contemporaneous written records.

Section 9.3. Permitted Disclosures . The obligations of confidentiality and non-use set forth in Section 9.1 shall not apply to the extent that the receiving Party or its Affiliates:

(a) is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; (iv) requirement of a Governmental Authority for purposes related to development or Commercialization of an Included Product, or (v) the exercise by each Party of its rights granted to it under this Agreement or its retained rights or as required to perfect Investor’s rights under the Transaction Documents;

(b) discloses such Confidential Information as reasonably necessary to prosecute or defend against litigation, including in response to a subpoena in a Third Party litigation;

(c) discloses such Confidential Information solely on a “need to know basis” to Affiliates, or potential or actual: acquirers, merger partners, licensees, permitted assignees, collaborators (including Licensees), subcontractors, investment bankers, limited partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents;

(d) provides a copy of this Agreement or any of the other Transaction Documents to the extent requested by an authorized representative of a U.S. or foreign tax authority; or

(e) discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority; provided that (A) such Third Party or person or entity in clause (b) agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this ARTICLE IX; and (B) in the case of clauses (a)(i) through (iv) and clause (d), to the extent permitted by Applicable Law, the Recipient shall provide prior written notice thereof to the disclosing Party and provide the opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor; and provided, further, that the Recipient will use reasonable efforts to secure confidential treatment of such information and the Confidential Information disclosed shall be limited to that information which is legally required to be disclosed.

Notwithstanding anything set forth in this Agreement, prior to any foreclosure on the Collateral, the Investor shall not file any patent application based upon or using the Confidential Information of the Company provided hereunder.

Section 9.4. Return of Confidential Information . Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement; provided, however, that each Party shall be entitled to retain one (1) copy of such Confidential Information of the other Party for legal archival purposes and/or as may be required by Applicable Law and neither Party shall be required to return, delete or destroy Confidential Information or any electronic files or any information prepared by such Party that have been backed-up or archived in the ordinary course of business consistent with past practice.

ARTICLE X

INDEMNIFICATION

Section 10.1. Indemnification by the Company . The Company agrees to indemnify and hold each of the Investor and their respective Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Investor Indemnified Party”) harmless from and against, and will pay to each Investor Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Investor Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or certificates given by the Company to the Investor in writing pursuant to this Agreement or any other Transaction Document, (b) any breach of or default (in each case, with or without notice or lapse of time, or both) under any covenant or agreement by the Company to the Investor pursuant to any Transaction Document, (c) any Excluded Liabilities and Obligations and (d) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Company to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Investor Indemnified Party (i) that results from the bad faith, gross negligence or willful misconduct of such Investor Indemnified Party, (ii) to the extent resulting from acts or omissions of the Company based upon the written instructions from any Investor Indemnified Party, (iii) for any matter to the extent of, and in respect of, which any Company Indemnified Party would be entitled to indemnification under Section 10.2.

Section 10.2.Indemnification by the Investor . The Investor jointly and severally agrees to indemnify and hold each of the Company, its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Company Indemnified Party”) harmless from and against, and will pay to each Company Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Company Indemnified Party arising out of (a) any breach of any representation, warranty or certification made by the Investor in any of the Transaction Documents or certificates given by the Investor in writing pursuant hereto or thereto, (b) any breach of or default (in each case, with or without notice or lapse of time, or both) under any covenant or agreement by the Investor pursuant to any Transaction Document and (c) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Investor to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement (collectively, the “Investor Indemnification Obligations”); provided, however, that the foregoing shall exclude any indemnification to any Company Indemnified Party (i) that results from the bad faith, gross negligence or willful misconduct of such Company Indemnified Party, (ii) to the extent resulting from acts or omissions of the Investor based upon the written instructions from any Company Indemnified Party or (iii) for any matter to the extent of, and in respect of, which any Investor Indemnified Party would be entitled to indemnification under Section 10.1.

Section 10.3.Procedures . If any Third Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 10.1 or Section 10.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 10.1 or Section 10.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 10.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein. In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any Third Party Claim or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any indemnifiable Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or would have been a party and indemnity would have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on such indemnified party.

Section 10.4. Other Claims. A claim by an indemnified party under this ARTICLE X for any matter not involving a Third Party Claim and in respect of which such indemnified party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered by the indemnified party (and the method of computation of such Losses), (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE X for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 10.4, the Company shall be entitled to deliver such notice of demand to the Investor on behalf of the Company Indemnified Parties, and the Investor shall be entitled to deliver such notice of demand to the Company on behalf of the Investor Indemnified Parties. Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the indemnified party that delivered the notice a written response in which the indemnifying party (a) agrees that the indemnified party is entitled to the full amount of the Losses claimed in the notice from the indemnified party; (b) agrees that the indemnified party is entitled to part, but not all, of the amount of the Losses claimed in the notice from the indemnified party; or (c) indicates that the indemnifying party disputes the entire amount of the Losses claimed in the notice from the indemnified party. If the indemnifying party and the indemnified party are unable to resolve any Dispute relating to any amount of the Losses claimed in the notice from the indemnified party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such Dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.

Section 10.5. Exclusive Remedies. The indemnification afforded by this ARTICLE X shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by the Investor Indemnified Parties against the Company in connection with the Company Indemnification Obligations and the Company Indemnified Parties against the Investor in connection with the Investor Indemnification Obligations under Section 10.1 or Section 10.2, as applicable, in each case other than any Company Indemnification Obligations or Investor Indemnification Obligations, as applicable, resulting from (a) the gross negligence, the bad faith or willful misconduct of the other Party, (b) acts or omissions based upon the written instructions from the other Party or (c) breach of confidentiality provisions in ARTICLE IX or the breach by the Investor of its obligations to pay the Investment Amount; provided that nothing in this Section 10.5 shall alter or affect the rights of the either Party to specific performance by the other Party under the Transaction Documents or the rights of the Investor to exercise remedies under the Transaction Documents after an Event of Default or other rights of creditors under the UCC or any other Applicable Law.

Section 10.6. Certain Limitations. The indemnification afforded by this ARTICLE X shall be subject to the following limitations:

(a) Except for Losses arising from (x) a breach of confidentiality obligations under ARTICLE IX, or (y) a Party’s fraud, gross negligence or willful misconduct, no Party hereto shall be liable to the other for any lost profits, lost revenue, lost opportunity, indirect, consequential, punitive, special or incidental damages (and no claim for indemnification hereunder shall be asserted) under this ARTICLE X with respect to the other Party as a result of any breach or violation of any representation, warranty, covenant or agreement of such Party or its Affiliates (including under this ARTICLE X) in or pursuant to any Transaction Document. Notwithstanding the foregoing, the Investor shall be entitled to make indemnification claims, in accordance with the procedures set forth in this ARTICLE X, for Losses that include any portion of payments in respect of the Revenue Interests or the Included Product Payment Amounts that the Investor was entitled to receive but did not receive timely or at all due to any indemnifiable events under any Transaction Document, and such portion of the payments in respect of the Revenue Interests or the Included Product Payment Amounts shall not be deemed lost profits, lost revenue, lost opportunity, indirect, consequential, punitive, special or incidental damages for any purpose of this ARTICLE X.

(b) With respect to indemnification by the Company pursuant to Section 10.1(a) or Section 10.1(b), the Company’s maximum liability for any Loss suffered by an Investor Indemnified Party (other than any Loss resulting from a Third Party Claim) shall not exceed an amount (the “Company Indemnification Cap”) equal to [***]. Notwithstanding the foregoing, the Company Indemnification Cap shall not apply to any Loss suffered by any Investor Indemnified Party in connection with a Third Party Claim.

(c) With respect to indemnification by the Investor pursuant to Section 10.2, the Investor’s maximum liability shall not exceed an amount (the “Investor Indemnification Cap”) equal to the excess (if any) of [***].

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

Section 11.1. Events of Default. Any of the events set forth below shall constitute an “Event of Default”.

(a) Non-Payment. The Company fails to pay (i) the Included Product Payment Amount on any Quarterly Payment Date and such failure continues for more than [***] Business Days (or in the case of any underpayment discovered pursuant to Section 3.4(b), within the time period set forth in Section 3.4(b), including the payment of any accrued interest thereon), (ii) pay when due the Put/Call Payment pursuant to Section 3.1(b) or Section 3.1(c), (iii) pay when due the True Up Payment pursuant to Section 3.1(e), or (iv) pay any other amounts (not contested by the Company in good faith) within [***] Business Days of the date upon which the Company is notified in writing by the Investor that such amounts are due and payable hereunder;

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in Section 6.7(a) or Section 6.7(b) (Existence), the last sentence of Section 6.8(a) and clause (i) in the first sentence of Section 6.8(b) (Commercialization of the Included Products), Section 6.9 (Financial Statements), Section 6.19 (Anti-Corruption Laws; Anti-Terrorism Laws), Section 6.24 (RIFA Account(s)) and ARTICLE VII (Negative Covenants), provided that in the case of any such default that is susceptible to cure and can be cured within [***] Business Days after the earlier of the date on which (i) a Responsible Officer of the Company has knowledge of such failure or (ii) written notice thereof shall have been given to the Company by the Investor, the Company shall have such [***]-Business-Day period to cure such default;

(c) Failure to Provide Notice. The Company fails to provide any notice with respect to any Put Option Event when required by Section 6.3(d);

(d) Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in Section 11.1(a), Section 11.1(b) and Section 11.1(c)) and contained in any Transaction Document on its part to be performed or observed, and such failure continues for [***] days after the earlier of the date on which (i) a Responsible Officer of the Company has knowledge of such default or (ii) written notice thereof shall have been given to the Company by the Investor;

(e) Insolvency Proceedings, Etc. The occurrence of a Bankruptcy Event with respect to the Company or any of its Subsidiaries;

(f) Inability to Pay Debts; Attachment. The Company or any other Company Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(g) Judgments. There is entered against the Company or any Company Party one or more final judgments or orders for the payment of money in an aggregate amount exceeding [***] (or the Equivalent Amount in other currencies) (to the extent not covered (other than to the extent of customary deductibles) by independent third-party insurance as to which the insurer has not denied coverage) and, (i) enforcement proceedings are commenced by any creditor upon such judgment or order to attach or levy upon any assets of any Company Party to enforce any such judgment or (ii) such judgment shall remain undischarged for a period of [***] calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(h) Indebtedness. (i) With respect to any Indebtedness of the Company or any of its Subsidiaries (other than the Obligations hereunder) in excess of [***] (or its foreign currency equivalent), any other party to any agreement or instrument providing for such Indebtedness exercises the right to accelerate the maturity of any Indebtedness thereunder or to require a repurchase or prepayment of such Indebtedness, (ii) any Company Party (x) fails to pay when due beyond any grace period provided with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) in excess of [***] (or its foreign currency equivalent) or (y) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of [***] or more and, in each case, (1) such failure continues for [***] days without any waiver or forbearance of such failure by all applicable counterparties to any agreement or instrument providing for such Indebtedness, and (2) as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder; provided, that the dollar thresholds set forth above shall not apply to ~~the Credit Agreement~~any Permitted Debt Facility, or (iii) the occurrence of any “fundamental change”, “change of control” or similar event under the terms of ~~the Credit Agreement or any other~~any Permitted Debt Facility Documents or any Permitted Convertible Notes, in each case in excess of [***] (or its foreign currency equivalent), and any other party to that agreement or instrument, as a result of such occurrence, is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder or to require a repurchase or prepayment of such Indebtedness;

(i) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would result in liability of any Company Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of [***];

(j) Invalidity of Transaction Documents. Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Company or any Subsidiary contests in any manner the validity or enforceability of any Transaction Document; or any Company Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document;

(k) Security Interest. Any security interest purported to be created by this Agreement or the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected security interest in and Lien on substantially all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of the Investor pursuant hereto or thereto (other than as a result of the failure by the Investor to take any action required to maintain the perfection of such security interests), or shall be asserted by any Company Party or any Subsidiary thereof not to be a valid, perfected (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral with the priority provided for in ~~the Intercreditor Agreement or the~~any Other Intercreditor Agreement, as applicable;

(l) Expiration or Termination of the Daiichi Sankyo License Agreement. The Daiichi Sankyo License Agreement (other than as the result of the replacement thereof) shall have expired or been early terminated;

(m) Marketing Authorization. Except as permitted pursuant to Section 6.8(a), any revocation, withdrawal, suspension, cancellation, material limitation, termination or material adverse modification of any Marketing Authorization for any Included Product issued by the FDA that is not reversed in full within [***] days of the first occurrence of such event; or

(n) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Company Party in or in connection with this Agreement or any Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation, warranty or statement contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation, warranty or statement does not otherwise contain any materiality or Material Adverse Effect qualifier.

Section 11.2. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Investor may exercise on behalf of itself all rights and remedies available to it under the Transaction Documents and Applicable Law, including exercising its rights with respect to the Put Option pursuant to Section 3.1 of this Agreement to the extent applicable.

ARTICLE XII

TERMINATION

Section 12.1. Term and Termination Date. Except as provided in this Section 12.1 and Section 12.2, this Agreement shall commence on the date hereof and shall terminate upon the earliest of the following (the “Term”):

(a) Prior to the Funding Date, the earliest to occur of the following:

(i)(A) the occurrence of a Bankruptcy Event with respect to the Company or any of its Subsidiaries, and (B) payment and performance of all of the Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents);

(ii)(A) the occurrence of a Change of Control, (B) written notice of termination by the Investor to the Company, and (C) payment and performance of all of the Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents);

(iii)(A) the occurrence of an Event of Default (other than a Bankruptcy Event with respect to the Company or any of its Subsidiaries or a Change of Control), (B) written notice of termination by the Investor to the Company, and (C) payment and performance of all of the Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents);

(iv)(A) written notice of termination by the Investor to the Company, which notice is provided after September 30, 2025 if FDA Approval has not occurred on or before September 30, 2025, and (B) payment and performance of all of the Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents);

(v) (A) written notice of termination by the Company to the Investor, which notice is provided after December 31, 2025 if FDA Approval has not occurred on or before December 31, 2025, and (B) payment and performance of all of the Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents); and

(vi)(A) the occurrence of a CRL Event, (B) written notice of termination by the Investor to the Company following such occurrence, and (C) payment and performance of all of the Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents).

(b) Following the Funding Date, the earliest to occur of the following:

(i)(A) upon receipt by the Investor of aggregate payments under the Transaction Documents (excluding Excluded Payments) equal to the Threshold, and (B) payment and performance of all of the other Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents);

(ii)(A) pursuant to Section 3.1(b), upon the occurrence of a Put Option Event and the payment of the Put/Call Payment, and (B) payment and performance of all of the other Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents);

(iii)(A) pursuant to Section 3.1(c), payment of the Put/Call Payment, and (B) payment and performance of all of the other Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents);

(iv)(A) the occurrence of the Legal Maturity Date, provided that no True Up Payment is payable pursuant to Section 3.1(e), and (B) payment and performance of all of the Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents); and

(v)(A) pursuant to Section 3.1(e), payment of the True Up Payment, and (B) payment and performance of all of the other Obligations owed by the Company under this Agreement and the other Transaction Documents (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents).

For clarity, neither the Investor nor the Company has any obligation to provide any written notice of termination under this Section 12.1.

Section 12.2. Effects of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 12.1, (i) each Transaction Document shall become void and have no effect without any liability on the part of any Party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Transaction Documents, including this Section 12.2, ARTICLE IX and ARTICLE X, which shall survive any termination as set forth in Section 12.1, and (ii) the Collateral and the Revenue Interest shall revert back to the Company, all Liens on the Collateral created by any Transaction Document shall automatically be released without the delivery of any instrument or performance of any act by any Person, and upon the Company’s request, the Investor shall, at the expense of the Company, file a UCC-3 termination statement terminating the Lien on the Collateral.

(b) In connection with any such termination and release, the Investor shall, at the expense of the Company, execute and deliver to and authorize the filing by any Company Party of all documents such Company Party shall reasonably request to evidence such termination and release.

(c) Nothing contained in this Section 12.2 shall relieve any party from liability for any breach of this Agreement prior to the termination of the Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1. Survival. All representations, warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the Closing and the Funding.

Section 13.2. Specific Performance. Each of the Parties hereto acknowledges that the other Party hereto may not have adequate remedy at law if the other Party fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the Parties hereto agrees that the other Party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Agreement without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to seek injunctive relief against any breach or threatened breach of the Transaction Documents. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason.

Section 13.3. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Company, to:

[***]

with required email copies to (which shall not constitute notice):

Email: [***]; and gmamarca@cooley.com

if to the Investor, to:

[***]

with required email copies to (which shall not constitute notice):

[***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 280

Baltimore, MD 21209

Attention: Asher M. Rubin; Adriana V. Tibbitts

Email: arubin@sidley.com; atibbitts@sidley.com

Each Party hereto may, by notice given in accordance herewith to the other Party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 13.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Other than in connection with a Change of Control, the Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of the Investor. The Investor may assign any of its obligations and rights hereunder to any other Person (except to any Company Competitor or any Person that primarily invests in distressed debt or other distressed financial assets, provided, that the foregoing exception (x) shall not apply if a Material Default has occurred or is continuing, and (y) shall not apply retroactively to any Person that previously acquired an assignment hereunder to the extent that such Person was not a Company Competitor or a Person that primarily invests in distressed debt or other distressed financial assets at the time of the applicable assignment) without the consent of the Company provided that (a) such Investor shall cause such Person to become a party to ~~the Intercreditor Agreement or~~any Other Intercreditor Agreement, ~~as~~if applicable, in accordance with the terms thereof, (b) such Person agrees to be treated as an Investor for all purposes set forth herein (including Section 6.21), and (c) shall not be entitled to receive any greater payment under Section 6.21(c) than the Investor would have been entitled to receive at the time of such assignment. Notwithstanding anything to the contrary contained herein, the Investor may at any time grant a security interest in, or otherwise pledge or assign as collateral (and in the case of the following clause (ii), to exercise or enforce remedies), any of its rights under this Agreement and the other Transaction Documents, whether now owned or hereafter acquired (including rights to payments of the Included Product Payment Amount, the Put/Call Payment, the True Up Payment and any interest thereon), to (i) any federal reserve bank or (ii) any holder of, or trustee or collateral agent for the benefit of the holders of, the Investor’s Indebtedness or equity securities (including as a result of any exercise or enforcement of remedies in connection with any of the foregoing). The Investor shall give notice of any such assignment to the Company promptly after the occurrence thereof. The Company shall maintain a “register” at one of its offices in the United States for the recordation of the names and addresses of, and the amounts owing to, each Investor from time to time. Notwithstanding anything to the contrary contained in this Agreement, (i) no assignment of any interest of any Investor shall be effective until such assignment is recorded in the register and, consistent with the foregoing, the Company shall treat any Investor recorded in the register as an Investor under this Agreement, notwithstanding notice to the contrary and (ii) the Revenue Interest are registered obligations for U.S. federal income tax purposes and the right, title and interest of any Investor and its assignees in and to such Revenue Interest shall be transferable only upon notation of such transfer in the register. The register shall be available for inspection by the Company and the Investor at any reasonable time and from time to time upon reasonable prior written notice. Any purported assignment of rights or obligations in violation of this Section 13.4 will be void.

Section 13.5. Independent Nature of Relationship. The relationship between the Company and the Investor is solely that of lender and borrower, and neither the Company nor the Investor has any fiduciary or other special relationship with any of the Investors and their Affiliates on the one hand, or the Company and its Affiliates on the other hand. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and the Investor as a partnership, an association, a joint venture or any other kind of entity or legal form. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 13.6. Entire Agreement. This Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties hereto with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either Party hereto.

Section 13.7. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OR CHOICE OF FORUM OTHER THAN SECTIONS 5-1401 AND 5- 1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c) Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 13.7(b). Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the Parties hereto irrevocably consents to service of process in the manner provided for notices in Section 13.3. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law. Each of the Parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 13.8. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.

Section 13.9. Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the Parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 13.10. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any counterpart may be executed by electronic transmission, and such electronic transmission shall be deemed an original.

Section 13.11. Amendments; No Waivers . Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Company and the Investor. No failure or delay by either Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.12. No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Company shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Company Indemnified Parties and the Investor shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Investor Indemnified Parties.

Section 13.13. Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

~~Section 13.14. Intercreditor Agreement.~~

~~(a) The Investor hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. In addition, the Investor acknowledges and agrees that (i) the rights and remedies of the Investor hereunder and under the other Transaction Documents are subject to the Intercreditor Agreement and the Other Intercreditor Agreement and (ii) in the event of any conflict, the provisions of the Intercreditor Agreement or the Other Intercreditor Agreement, as applicable, shall control.~~

~~(b) In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein or in any other Transaction Document, so long as the Credit Agreement or any Permitted Debt Facility Documents are in effect and any loans thereunder are outstanding, to the extent that any Company Party is required to give physical possession over, grant “control” of, or take any other action in respect of, any Collateral securing the First Lien Obligations (as such terms are defined in the Intercreditor Agreement or substantially similar terms under an Other Intercreditor Agreement, as applicable) with respect to the Investor under this Agreement or the other Transaction Documents, such requirement shall be satisfied if such action is taken with respect to the Administrative Agent or the Permitted Debt Creditors, as applicable. To the extent that any covenants, representations or warranties set forth in this Agreement or any other Transaction Document are untrue or incorrect solely as a result of the delivery to, or grant of possession or control to, the Administrative Agent or the Permitted Debt Creditors, as applicable, in accordance with this Section 13.14, such covenant, representation or warranty shall not be deemed to be untrue or incorrect for purposes of this Agreement or such other Transaction Document.~~

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

NUVATION BIO INC.

By:
Name:
Title:

[Signature Page to Revenue Interest Financing Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

INVESTOR:

SAGARD HEALTHCARE PARTNERS (DELAWARE) II LP

By: Sagard Healthcare Royalty Partners GP LLC, its general partner

By:
Name:
Title:

[Signature Page to Revenue Interest Financing Agreement]

EXHIBIT A

Form of Press Release

EXHIBIT B

~~Form of Intercreditor Agreement~~[Reserved]

EXHIBIT C

Form of Security Agreement

EXHIBIT D

Form of Guaranty